Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

SOUTHERN HYDRAULIC CYLINDER, INC.,

F. STEPHEN MILLER,

THE ESTATE OF WILLIAM M. BUCHANAN,

VAC, INC.,

MILLER INDUSTRIES, INC.,

AND THE OTHER PARTIES HERETO

Dated as of May 31, 2023

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”), dated as of May 31, 2023, is entered into by and among VAC, INC., a Tennessee corporation (“Buyer”), and solely for purposes of Section 9.13, MILLER INDUSTRIES, INC., a Tennessee corporation (“Parent”), SOUTHERN HYDRAULIC CYLINDER, INC., a Tennessee corporation (“Seller”), F. STEPHEN MILLER, a resident of the state of Tennessee (“Miller”), THE ESTATE OF WILLIAM M. BUCHANAN (the “Estate”, together with Miller, each a “Shareholder”, and together, the “Shareholders”, and together with Miller and Seller, the “Selling Parties”), the WILLIAM MOULTON BUCHANAN REVOCABLE TRUST DATED DECEMBER 3, 2009 (the “Trust”), and solely for purposes of Article VIII, the beneficiaries of the Trust (collectively, the “Trust Beneficiaries”, together with the Estate and the Trust, the “Buchanan Family Group”, and together with the Selling Parties and the Trust, the “Seller Indemnitors”).

WHEREAS, Seller is engaged in the business of manufacturing and supplying custom-built and replacement hydraulic cylinders and related components, including single- and double-acting telescopic cylinders, and providing related repair and replacement services, including rod and tube replacement, head gland and piston replacement and seal repacking services (such products, the “Products” and such activities, the “Business”);

WHEREAS, Shareholders are the record and beneficial owners of all of the issued and outstanding capital stock of Seller;

WHEREAS, Buyer desires to purchase, and Seller desires to sell, substantially all of its assets, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, as a material inducement to Seller to enter into the transactions contemplated herein, Seller desires for Parent to guarantee the obligations of Buyer, and Parent desires to guarantee such obligations upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

Article I
Definitions

Section 1.1            Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” (including the term “affiliated”), whether or not capitalized, means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such specified Person.

“Applicable Law” means any domestic or foreign, federal, state or local statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other legal requirement, of any Governmental Authority (including any Environmental Law and any Privacy Law) applicable to any relevant Person or its business, assets, Liabilities, operations, officers, directors, employees, consultants or agents.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Chattanooga, Tennessee are authorized or required by law to close.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by or for Seller in the conduct of the Business.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security (CARES) Act (2020) and the related rules and regulations (including interim regulations and guidance) promulgated thereunder, whether before or after Closing, in each case as the same may be amended, modified or replaced from time to time.

“Cash Amount” means an amount equal to $500,000.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, agreements, options, understandings, leases for real or personal property, licenses, sales and accepted purchase orders, commitments, warranties and other instruments of any kind, including any Material Contracts, whether written or oral, to which any Person is a party or by which any of its assets are bound, including any option to renew or extend the term of any thereof.

“Control” (including the terms “controlling,” “controlled by” and “under common control with”), whether or not capitalized, means, with respect to any specified Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through ownership of securities or other equity interests.

“Covered Employee” means any (1) director, officer, manager, contractor or Employee of Seller, or any other Person performing services for Seller, (2) former director, officer, manager, consultant or employee of, or any other Person formerly performing services for, Seller, or (3) beneficiaries of any Person described in (1) or (2).

“Data Security Requirements” means, collectively, all of the following to the extent relating to privacy, security, or security breach notification requirements and applicable to Seller, to the conduct of the Business, or to any of the Business Systems or any business data: (i) Seller’s own rules, policies, and procedures; (ii) all Applicable Laws; (iii) industry standards applicable to the industry in which the Business operates (including, if applicable, PCI Standards); and (iv) contracts into which Seller has entered or by which it is otherwise bound.

“Debt” means any indebtedness of a Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof), banker’s acceptances, interest swap agreements, capitalized or synthetic lease obligations or the unpaid balance of the purchase price of any assets, or overdrafts, as well as the amount of all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person), and all interest, fees and other expenses, including prepayment penalties and breakage costs, owed with respect to any obligations hereunder and, to the extent not otherwise included, the amount of any indebtedness of any other Person guaranteed by such Person.

“Employee Benefit Plan” means any plan, policy, agreement, fund or arrangement providing bonuses, profit sharing benefits, pension benefits, compensation and incentives, deferred compensation, stock options, stock purchase rights, fringe benefits, severance payments, post-retirement benefits, scholarships, disability benefits, sick leave pay, vacation pay, commissions, payroll practices, retention payments, or other similar benefits, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Equipment” means all vehicles, machinery, office and computer equipment, furniture, fixtures, trade fixtures, molds, dies and other equipment, together with all parts, tools, accessories and related supplies.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, other than Seller, that has employees who are or have been at any date of determination occurring within the preceding six years, treated pursuant to Section 4001(a)(14) of ERISA or Section 414 of the Code, as employees of a single employer that includes Seller.

“Estimated Purchase Price” shall mean an amount calculated like the Purchase Price but using the estimated Net Adjustment provided by Seller to Buyer pursuant to Section 2.4(d).

“Fraud” means, with respect to a party hereto, such party’s actual and intentional common law fraud in the making of any representation or warranty made by such party in this Agreement.

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means any foreign, domestic, federal, territorial, tribal, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, arbitral tribunal, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of, or any entity owned (in whole or in party) by, any of the foregoing.

“Improvements” means all buildings, structures, fixtures and other fixed assets or improvements of any and every nature located on, or annexed, attached or affixed to, actually or constructively, the Real Property.

“Intellectual Property” means all patents, patent applications, technology, products, inventions, registered and unregistered trademarks, trademark applications, trade names, service marks, copyrights, computer programs and other Software, domain names, URLs, websites, trade secrets, confidential and proprietary business information, unpatented inventions, processes, know-how, engineering, drawings, plans and product specifications and all other intellectual property and ideas, whether or not registered, used in commerce, fixed in a tangible medium of expression, reduced to practice or generally known, including all trade dress, promotional displays and materials, price lists, bid and quote information, literature, catalogs, brochures, advertising material and the like, all telephone numbers, telephone and advertising listings, customer, supplier and distributor lists and all other information and data relating to, or used or held for use in, the Business, including information relating to customers or suppliers, intellectual property under development, product development, packaging development, and any licenses, license agreements and applications related to any of the foregoing.

“Inventory” means all inventories of raw materials, work-in-process, finished goods, supplies, consumables and the like.

“Key Employee” means Jeff Zabo.

“Liability” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not required to be accrued, reserved against or otherwise reflected on a Person’s financial statements disclosed or required to be disclosed on any Schedule to this Agreement.

“Lien” means any mortgage, deed of trust, title defect or restriction, lien or objection, pledge, security interest, hypothecation, restriction, covenant, transfer restriction, right of first refusal, adverse claim, conditional sales contract, easement, right-of-way, license, encumbrance, option, right of other party, or claim or charge of any kind or nature whatsoever.

“Losses” means all demands, claims, assessments, losses, damages, costs, defense costs, expenses, Liabilities, judgments, awards, fines, interest, sanctions, penalties, charges (including any amounts paid in settlement), whether or not arising from a third party claim, including reasonable costs, fees and expenses of attorneys, accountants and other representatives of a Person incurring or suffering such Losses or seeking to investigate, mitigate or avoid the same.

“Main Transaction Agreements” means this Agreement, the Escrow Agreement, the Transition Services Agreement, and the Bill of Sale.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, first arising or occurring after the date of this Agreement and arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in Applicable Laws or accounting rules after the date of this Agreement; or (vi) any natural or man-made disaster or acts of God; except, in each case, to the extent that Seller is disproportionately affected thereby as compared with other participants in the industry in which Seller operates.

“Net Adjustment” means (i) the Net Working Capital as of the Effective Time, as determined pursuant to Section 3.1, minus (ii) the Net Working Capital Target. For the avoidance of doubt, the Net Adjustment can be a positive or negative number.

“Net Working Capital” means, as of any relevant time, for Seller, (x) the sum of (i) net accounts receivable and notes receivable, plus (ii) prepaid expenses and deposits that are current assets and of which Buyer will get the post-Closing benefit, plus (iii) Inventories, minus (y) the sum of (i) accounts payable, plus (ii) accrued expenses, all determined in accordance with the Accounting Principles; provided, that only Purchased Assets and Assumed Obligations shall be included in such calculation. Notwithstanding anything to the contrary herein, none of the following will be taken into account for purposes of calculating Net Working Capital: (1) tax assets or Liabilities, or (2) amounts payable to Seller or any of its Related Parties. For the avoidance of doubt, Net Working Capital can be a positive or negative number. Exhibit A provides an example of the methodology used to compute the Net Working Capital, for illustrative purposes.

“Net Working Capital Target” means $4,539,000, determined as set forth on Exhibit A attached hereto.

“Organizational Documents” means (i) any charter, certificate or articles of incorporation, bylaws, shareholders agreement, certificate or articles of formation, operating agreement, limited liability company agreement or partnership agreement, or, if a trust, the agreement or declaration of trust, (ii) any documents comparable to those described in clause (i) as may be applicable pursuant to any Applicable Law and (iii) any amendment or modification to any of the foregoing.

“Payment Card Data” means any data associated with a payment card or otherwise protected under the PCI Standards, including: (a) “card holder data” which includes (i) primary account number; (ii) cardholder name; (iii) service code; and (iv) expiration date; (b) “sensitive authentication data” which includes (i) magnetic strip data; (ii) CVC2, CVV2, CID; (iii) PIN and PIN Block information; and (iv) any security-related information; and (c) other information used to authenticate cardholders and/or authorize payment card transactions.

“Permits” means all licenses, permits, qualifications, certificates, franchises, approvals, authorizations, exemptions and other registrations necessary to conduct the Business as currently conducted, or to own or operate any assets of Seller.

“Permitted Exceptions” means: (i) current city, state, municipal and county ad valorem taxes not yet due and payable; (ii) existing easements and rights-of-way identified in the Title Policies; (iii) zoning, subdivision, building and use restrictions of record; and (iv) any other matters identified on Schedule 1.1.

“Permitted Liens” means as of any relevant time: (i) Liens for Taxes or governmental assessments, charges or claims, the payment of which is not yet due, but which have been fully reserved; (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar Persons imposed by Applicable Law incurred in the ordinary course of business and securing sums not yet delinquent, but which have been fully reserved; and (iii) with respect to real estate only, Permitted Exceptions; provided, however, that with respect to each of clauses (i), (ii) and (iii), none thereof interferes with or adversely affects, individually or in the aggregate, the value, marketability or current use of the affected property by Seller, and further provided, with respect to each of clauses (i) and (ii), that to the extent that any such Lien arises at or prior to the Effective Time and relates to, or secures the payment of, a Liability, such Lien shall not be a Permitted Lien unless all Liabilities related thereto or secured thereby are fully accrued as accounts payable or accrued expenses as of the Effective Time and are taken into account in the calculation of the Net Adjustment pursuant to Section 3.1 (whether or not such Liabilities would be considered accounts payable, accrued expenses or current liabilities).

“Person” means an individual, corporation, partnership, limited liability company, association, trust, bank, estate or other entity or organization, including a Governmental Authority.

“Personal Information” means any information that can identify a person, which may include, but not be limited to, (i) name, address, telephone number, health information, driver’s license number, government-issued identification number, or any other data that can be used to precisely identify, contact or locate an individual, (ii) any nonpublic, personally identifiable financial information, such as information relating to a relationship between an individual person and a financial institution, and/or related to a financial transaction by such individual person with a financial institution or (iii) Internet Protocol addresses or other persistent device identifiers.

“PPP Lender” means Simmons Bank.

“PPP Loan” means that certain paycheck protection program loan in the amount of $645,000 extended by PPP Lender, pursuant to the U.S. Small Business Administration’s Paycheck Protection Program established by the CARES Act.

“Privacy Laws” shall mean any Applicable Law related to the protection, privacy or security of Personal Information or other data, including Applicable Laws relating to (i) protection of Personal Information, (ii) implementation of data privacy policies or data security policies in effect, including relating to data loss, theft and breach notification policies, and (iii) the transfer, exchange, disclosure, sharing, use or storage of employee applicant, employee, customer, or website user, student or subscriber information, including the transfer of Personal Information across national borders.

“Purchase Price” shall mean $17,525,000, minus the Cash Amount, and plus the Net Adjustment, as finally determined pursuant to Section 3.1.

“Reference Rate” means the per annum rate of interest announced from time to time by Bank of America N.A. (or any successor) as its prime rate (or reference rate).

“Real Property” means the Owned Real Property.

“Related Party” means, with respect to any specified Person, (x) any Affiliate of such Person, (y) any member, shareholder, partner, trust, trustee, interest holder, legal guardian, manager, director, officer or executive employee of such specified Person or any of its Affiliates, or any other Person of which such specified Person is a member, shareholder, partner, beneficiary, trustee, interest holder, legal guardian, manager, director, officer or executive employee, or (z) any family member or Affiliate of any of the foregoing (including (1) any spouse or former spouse, of such specified Person, (2) any parent, sibling, child, uncle, aunt, niece, nephew or first or second cousin of such specified Person or such specified Person’s spouse or former spouse, in each case by blood or adoption, or (3) any spouse of any individual identified in subclause (2)).

“Seller’s Knowledge” or any similar terms means the actual knowledge (as opposed to imputed or constructive knowledge) of Miller or any Key Employee, in each case after reasonable inquiry.

“Software” means any software, computer instructions, assembly language, object code, source code, routines, configuration files, compilers, development environments, and application programming interfaces, or to which access to the functionality thereof (for example with “Software as a Service” or similar arrangements) whether proprietary, “open source,” “copy-left” or any other designations, used in the conduct of the Business or operations of Seller.

“Tax” or “Taxes” means all taxes, assessments or impositions imposed of any nature including: (i) federal, state, provincial, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, goods and services tax, customs, duties or other taxes, fees, assessments, amounts payable to any Governmental Authority in respect of uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that are escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties; and (ii) any Liability with respect to the foregoing as a result of being or formerly having been a member of any affiliated, consolidated, combined, unitary, or similar group, as a result of any transferee liability in respect of the foregoing, whether arising as a result of any agreement or otherwise by operation of Applicable Law.

“Tax Return” means all returns, reports, forms or other information required to be filed with respect to any Tax (including estimated Tax payments, elections and changes in accounting method), and any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

“Transaction Agreements” means, collectively, this Agreement and the other agreements, documents, instruments, and certificates executed or to be executed by any of the parties hereto in connection with the transactions contemplated this Agreement, including those specified in Article II to be delivered at or before the Closing.

Section 1.2             Index of Other Defined Terms. In addition to the terms defined in Section 1.1 above, the following terms shall have the respective meanings given thereto in the Sections indicated below:

Accounting Principles	4.5(a)	Miller	Preamble
Agreement	Preamble	Most Recent Financial Statement	Section 4.5(a)
Assumed Obligations	2.2	Most Recent Fiscal Month End	Section 4.5(a)
Assumed Contracts	2.1(a)(iv)	Most Recent Fiscal Year End	Section 4.5(a)
Bill of Sale	Section 2.5(a)	Orders	4.11
Buchanan Family Group	Preamble	Owned Real Property	Section 4.13(a)
Business	Recitals	Parent	Preamble
Buyer	Preamble	Pay-off Letter	2.4(b)
Buyer Indemnitees	8.1(a)	PCI Standards	4.17(i)
Chosen Courts	9.11	Proceeding	4.7
Closing	2.4(a)	Products	Recitals
Closing Date	2.4(a)	Proposed Allocations	7.3
Closing Date Payment	Section 2.4(e)(ii)	Proposed Amounts	3.1(b)
Confidential Information	6.1(b)	Purchase Price Allocation	7.3
Debt Holder	2.4(b)	Purchased Assets	2.1(a)
Deductible	8.4(a)	Receivables	2.1(a)(ii)
Discontinued Products Liability Policy	6.11	Release	4.14(j)(v)
Effective Time	2.4(g)	Release Date	Section 8.6(c)
Employees	4.15(a)	Restricted Period	6.2(a)
Environmental Condition	4.14(j)(i)	Restrictive Covenant Agreement	Section 2.5(j)
Environmental Laws	4.14(j)(ii)	Seller	Preamble
Environmental Liabilities	4.14(j)(iii)	Seller Agents	4.17(i)
Escrow Agent	2.4(e)(iii)	Seller Indemnitors	Preamble
Escrow Agreement	2.4(e)(iii)	Selling Parties	Preamble
Escrow Amount	2.4(e)(iii)	Settlement Statement	2.4(e)
Estate	Preamble	Shareholder	Preamble
Excluded Assets	2.1(b)	Shareholders	Preamble
Excluded Liabilities	2.3	Special Endorsements	6.10
Final Allocation Schedule	7.3	Standard Endorsement	6.10
Financial Reports	4.5(a)	Surveys	6.10
Fundamental Representations	8.3(b)	Territory	6.2(a)(i)
Guaranteed Obligations	9.13(a)	Threat of Release	4.14(j)(vi)
Hazardous Substance	4.14(j)(iv)	Title Company	6.10
Hired Employees	6.3(a)	Title Policies	6.10
Indemnitee	8.2(a)	Transition Services Agreement	Section 2.5(h)
Indemnitor	8.2(a)	Trust	Preamble
Independent Accounting Firm	3.1(c)	Trust Beneficiaries	Preamble
Insurance Policies	4.19	Vehicles	2.1(b)(ii)
Material Bids	4.9(e)	WARN Act	4.15(d)
Material Contract	4.9(d)

Article II
Purchase and Sale

Section 2.1            Purchase and Sale of Assets from Seller.

(a)           Purchased Assets. Except as otherwise specifically provided in Section 2.1(b), at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Liens, other than Permitted Liens, all right, title and interest in and to all of the assets, properties and rights of Seller, wherever located, and whether or not reflected on the books of Seller (collectively, the “Purchased Assets”), including all right, title and interest in and to the following:

(i)            all Equipment, including the specific assets listed on Schedule 2.1(a)(i);

(ii)           all accounts receivable, trade receivables, notes receivable, and other receivables (other than notes or receivables from any Selling Party), and the right to bill customers for products sold or services provided prior to the Closing (collectively, the “Receivables”);

(iii)          all Inventory;

(iv)          all Contracts listed on Schedule 2.1(a)(iv), and all bona fide purchase orders issued to and accepted by Seller in the ordinary course of the Business (collectively, the “Assumed Contracts”);

(v)           all rights to receive vendor rebates accruing in respect of the Business;

(vi)          the Owned Real Property;

(vii)         all prepaid expenses and deposits, deferred charges, advance payments, security deposits and prepaid items relating to the Business or other Purchased Assets, excluding any such items exclusively relating to Excluded Assets;

(viii)        all Permits, to the extent transferable or assignable;

(ix)           all records and Confidential Information;

(x)            all rights to receive any insurance proceeds payable in respect of any Purchased Asset;

(xi)           all claims, warranties, choses in action, causes of action (including for past infringement or misappropriation), rights of recovery and rights of set-off of any kind against third parties (including any warranties from contractors, subcontractors, vendors or suppliers regarding their performance, quality of workmanship or quality of materials) or the Assumed Obligations, and the right to receive and retain mail and other communications relating to the Business, the Purchased Assets or the Assumed Obligations;

(xii)          all Intellectual Property generated or used or held for use in connection with the Business (including the right to use the name “Southern Hydraulic Cylinder” or any derivatives thereof as a corporate or trade name); and

(xiii)         all goodwill and going concern rights associated with the Business or the Purchased Assets.

(b)           Excluded Assets. The Purchased Assets shall not include, and Buyer shall not be deemed to purchase or acquire pursuant to this Agreement, any of the following assets (collectively, the “Excluded Assets”):

(i)            bank accounts of Seller;

(ii)           certain company vehicles, specifically 2022 F-150, 1FTFW1E57NFB77460 (Zabo), 2022 F-150, 1FTFW1E5XNFB90669 (Miller), 2022 F-150, 1FTFW1E58NFB95417 (Buchanan) and 2022 GMC, 1GT49WEY6NF314202 (Whitted) (the “Vehicles”);

(iii)          any Contracts other than Assumed Contracts;

(iv)          the corporate seal, minute books, stock books, blank share certificates, Tax Returns, tax and employer identification numbers, and working papers and other records relating to the Taxes or corporate formation, maintenance and existence of Seller;

(v)           any assets listed on Schedule 2.1(b)(v);

(vi)          the rights of any Selling Party under this Agreement or any Transaction Agreement; and

(vii)         any Employee Benefit Plan or assets of, or specifically relating to, any Employee Benefit Plan.

Section 2.2            Assumed Obligations. At the Closing, Buyer shall assume and agree to perform and discharge: (i) all executory obligations of Seller due to be performed after the Closing under any Assumed Contracts or Permits included in the Purchased Assets and duly assigned to Buyer, except to the extent arising from any breach or default by Seller at or prior to Closing; and (ii) all accounts payable and accrued expenses of Seller, in each case solely to the extent arising in the ordinary course of business and taken into account in the final determination of the Net Working Capital at Closing (collectively, the “Assumed Obligations”).

Section 2.3            Excluded Liabilities. Other than as expressly provided in Section 2.2 above, Buyer shall assume no Liability whatsoever of Seller, whether or not arising from or related to the Business or the Purchased Assets (the “Excluded Liabilities”), and Seller shall pay, perform and discharge, as and when due, each such Excluded Liability. Without limiting the generality of the foregoing, the Excluded Liabilities shall include any Liability arising out of or relating to:

(a)           all Debt to the extent not taken into account in Section 2.4(e);

(b)           any actual (i) violation of Applicable Law, (ii) breach of contract or warranty, or (iii) tortious conduct by Seller prior to the Effective Time;

(c)           any claims predicated on strict liability or any similar legal theory, including any product liability claim arising out of any product sold or service rendered by Seller prior to the Effective Time;

(d)           Taxes of Seller of any kind or character, except as provided in Section 7.2(b);

(e)           the ownership, operation, use or disposal of any Excluded Asset or any business activity other than the Business;

(f)            any employee compensation, employee benefits or Liability, under any collective bargaining agreement or otherwise, including any withdrawal liability, liability for severance pay, overtime pay, unemployment compensation, vacation, sick leave, termination pay or relating to any Employee Benefit Plan, change of control, retention, sale of business or similar transaction-related bonus arrangement, whether or not pursuant to a written agreement for periods prior to the Effective Time; and

(g)           any claims, choses in action, causes of action, rights of recovery, rights of set off of any kind by any third party arising out of the conduct of the Business or the ownership of the Purchased Assets prior to Closing.

Section 2.4            Closing.

(a)           The closing (the “Closing”) with respect to the transactions contemplated hereby shall take place on the date hereof immediately following the execution and delivery of this Agreement at the offices of Kilpatrick Townsend & Stockton LLP, 1100 Peachtree Street NE, Suite 2800, Atlanta, Georgia, 30309 (the “Closing Date”). The parties may exchange all Closing documents by email, facsimile, or other electronic means, with original Closing documents to be promptly exchanged by overnight courier or personal delivery.

(b)           At least five Business Days prior to Closing, Seller shall deliver to Buyer a letter (a “Pay-off Letter”) from each holder of any Debt encumbering the Purchased Assets (each a “Debt Holder”), addressed to Seller, Buyer and its counsel, setting forth (A) the aggregate payments necessary to be made at the Closing in order to satisfy in full all amounts outstanding, including all principal, interest, fees, prepayment penalties or other amounts due or owing with respect thereto, (B) an agreement by such Debt Holder to release any Liens securing such Debt, and to file financing termination statements, upon payment of such stated amount, and (C) wiring or other payment instructions for each such Debt Holder.

(c)           For purposes of determining the Inventory and verifying the Equipment as of the Effective Time, prior to the Closing, the Selling Parties and Buyer shall jointly conduct (i) an inspection of the Inventory of Seller (focused on raw materials and finished goods, with a “spot check” of work in progress), and (ii) a review of the Equipment of Seller.

(d)           Prior to the anticipated Closing, the Selling Parties shall prepare and deliver, or cause to be prepared and delivered, to Buyer a good faith written estimate and calculation of the outstanding Debt of Seller and the Net Working Capital, each as of the Effective Time, and the resulting estimated Net Adjustment, each calculated in accordance with this Agreement, and based on the results of the pre-Closing Inventory review agreed with Buyer, together with reasonable supporting documentation.

(e)           At the Closing, Buyer shall pay, in accordance with a settlement statement (the “Settlement Statement”) executed by Buyer and the Selling Parties:

(i)            to each Debt Holder, the amount set forth in or determined in accordance with such Debt Holder’s Pay-off Letter;

(ii)           to Seller on account of the Purchased Assets, an amount equal to the Estimated Purchase Price, minus all Debt of Seller, minus the Escrow Amount, minus the Restrictive Covenant Payment (the “Closing Date Payment”);

(iii)          to Citibank, N.A. (the “Escrow Agent”), $1,700,000 (together with any interest or earnings thereon, the “Escrow Amount”), to be held in escrow and disbursed pursuant an Escrow Agreement entered into on the Closing Date substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”);

(iv)          to the Key Employee in connection with the Restrictive Covenant Agreement, $25,000, payable by wire transfer to one bank account previously designated for such payment by the Key Employee to Buyer in writing at least two Business Days prior to Closing; and

(v)           to Seller, one-half of the total amount of the premiums and related fees paid by Seller in connection with the issuance of the Tail Coverage.

(f)            The Closing Date Payment will be paid by wire transfer to one bank account previously designated for such payment by the Shareholders to Buyer in writing at least two Business Days prior to Closing. All amounts paid by Buyer pursuant to Section 2.4(e) shall be credited against the Purchase Price. Under no circumstances shall Buyer be liable to any Selling Party or other Person for any action, omission or delay of any Debt Holder or other Person in dealing with any payment made by Buyer in accordance herewith.

(g)           Unless otherwise agreed by Buyer and Seller, the purchase and sale of the Purchased Assets shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).

Section 2.5            Seller Closing Deliveries. At or prior to the Closing, the Selling Parties shall deliver, or cause to be delivered, to Buyer:

(a)           the bill of sale and assignment and assumption agreement in the form attached hereto as Exhibit C (the “Bill of Sale”), duly executed by Seller;

(b)           endorsed certificates of title with respect to any vehicles included in the Purchased Assets;

(c)           a certificate from the Secretary or comparable official of Seller, dated as of the Closing Date, attesting to the resolutions of such entity authorizing the execution, delivery and performance of the Transaction Agreements to be executed, performed and delivered by Seller, and to the incumbency of the Person(s) executing any Transaction Agreement on behalf of such entity;

(d)           copies of the Organizational Documents of Seller, each as in effect on the Closing Date and certified by the appropriate Governmental Authority or, with respect to any Organizational Documents that are not publicly filed, the Secretary or comparable official of Seller;

(e)           a good standing certificate as to Seller from the Secretary of State (or its equivalent) in its jurisdiction of organization and each state where Seller is qualified to do business as a foreign entity, in each case dated not earlier than the tenth Business Day prior to the Closing;

(f)            evidence reasonably satisfactory to Buyer and its counsel that all mortgages, security interests, collateral assignments and other Liens (other than Permitted Liens) on the Purchased Assets have been released, discharged and terminated in full, and the relevant assets or other assigned collateral have been returned to the relevant party;

(g)           a counterpart of the Escrow Agreement, duly executed by Seller;

(h)           the transition services agreement in the form attached hereto as Exhibit D (the “Transition Services Agreement”), duly executed by Seller;

(i)            an offer letter for employment with Buyer signed by the Key Employee;

(j)            a restrictive covenant agreement signed by the Key Employee (the “Restrictive Covenant Agreement”);

(k)           all approvals, consents and waivers that are listed on Schedule 2.5(k);

(l)            a limited warranty deed transferring all of Seller’s right, title and interest in and to the Owned Real Property to Buyer;

(m)          originals, or copies certified by Seller as being complete, of all applicable bills, invoices, fuel readings and other items to be prorated between Seller and Buyer as of the Closing Date;

(n)           an original Owner’s affidavit and such other documents and state specific documents acceptable to and in a form reasonably acceptable to the Title Company for issuance of a title policy to Buyer for the Owned Real Property;

(o)           all keys, key cards, and access codes to any portion of the Real Property; and

(p)           all other documents, certificates, agreements or instruments required to be delivered to Buyer at the Closing by Seller pursuant to any other provision hereof, duly executed by the relevant Person(s).

Section 2.6            Buyer Closing Deliveries. At or prior to the Closing, the Selling Parties shall deliver, or cause to be delivered, to Buyer:

(a)           a certificate from the Secretary or comparable official of Buyer, dated as of the Closing Date, attesting to the resolutions of such entity authorizing the execution, delivery and performance of the Transaction Agreements to be executed, performed and delivered by Buyer, and to the incumbency of the Person(s) executing any Transaction Agreement on behalf of Buyer;

(b)           copies of the Organizational Documents of Buyer, each as in effect on the Closing Date and certified by the Secretary or comparable official of Buyer;

(c)           a good standing certificate as to Buyer from the Secretary of State (or its equivalent) in its jurisdiction of organization, dated not earlier than the tenth Business Day prior to the Closing;

(d)           a counterpart to the Transition Services Agreement, duly executed by Buyer;

(e)           a counterpart to the Escrow Agreement, duly executed by Buyer;

(f)            a counterpart to the Bill of Sale, duly executed by Buyer;

(g)           a counterpart to the Restrictive Covenant Agreement, duly executed by Buyer; and

(h)           the Closing Date Payment.

Article III
Calculation and Adjustment of Purchase Price

Section 3.1            Post-Closing Purchase Price Adjustment.

(a)           The Purchase Price will be subject to post-Closing adjustment as provided in this Section 3.1.

(b)           Within 120 days after the Closing Date, Buyer will cause to be prepared and delivered to Seller a written calculation of the Net Working Capital as of the Effective Time, and the proposed resulting Net Adjustment and proposed resulting Purchase Price (such amounts, collectively, the “Proposed Amounts”); provided, that, with respect to the calculation of the Net Working Capital included in the Proposed Amounts, the Inventory shall not include any Inventory attributable to any purchase order listed on Schedule 4.9(a)(i) hereto for which the consent or approval of the customer was, by the terms of or incorporated into such purchase order, required for such purchase order to be assigned and transferred to Buyer, and with respect to which such customer provided notice of cancellation on or prior to the date that such Proposed Amounts are delivered to Seller hereunder. The Proposed Amounts shall be binding and conclusive upon the parties unless Seller gives written notice of disagreement to Buyer within 30 days after receipt of the Proposed Amounts, such notice to specify in reasonable detail the nature, basis and extent of such disagreement. During such 30-day period, Buyer will make or cause to be made available to Seller and its representatives such work papers and other supporting documentation used in preparing the Proposed Amounts as is reasonably requested by Seller. If Buyer and Seller mutually agree upon the resolution of any disputes relating to the Proposed Amounts within 15 days after Buyer’s receipt of Seller’s notice of disagreement, such agreement shall be binding and conclusive upon all of the parties hereto.

(c)           If Buyer and Seller are unable to resolve any such disagreements within such period, either Buyer or Seller may refer the accounting matters remaining in dispute for final determination to BDO USA LLP, or if such firm is unwilling or unable to accept such appointment, then such other reputable national independent accounting firm as Buyer and Seller may designate by mutual agreement (the firm so designated, the “Independent Accounting Firm”). The Independent Accounting Firm shall only consider and have authority to resolve those accounting matters specifically referred to it for resolution. The Independent Accounting Firm shall apply the provisions of Article II and this Article III in resolving any dispute pursuant hereto. The parties shall use their reasonable commercial efforts to cause the Independent Accounting Firm to resolve any such disputed accounting matters and to calculate the resulting Net Adjustment within 30 days after such referral. The decision of the Independent Accounting Firm as to any accounting matters in dispute shall be in writing and shall be final and binding upon all parties hereto for all purposes. Any disagreements among the parties with respect to any matters of law or the interpretation of this Agreement remain subject to the dispute resolution provisions set forth elsewhere in this Agreement, and the Independent Accounting Firm shall have no authority to decide such matters unless specifically agreed by Buyer and Seller at the time, and any dispute as to whether a matter is an accounting matter or a matter of law or interpretation of this Agreement will, unless otherwise agreed by Buyer and Seller at the time, be resolved pursuant to the dispute resolution procedures set forth elsewhere in this Agreement. The fees and disbursements of the Independent Accounting Firm shall be borne by Buyer or Seller, in inverse proportion to the percent (by dollar value) of the total contested matters resolved by the Independent Accounting Firm in its favor; provided, further that the Independent Accounting Firm shall conclusively determine the parties’ responsibility for its fees and expenses pursuant to this sentence. The Net Adjustment, as finally determined by agreement of Buyer and Seller or as resolved by the Independent Accounting Firm, shall be final, binding and conclusive on the parties hereto.

(d)           If the Purchase Price, calculated using the Net Adjustment as finally determined pursuant to this Section 3.1, exceeds the Estimated Purchase Price, then Buyer shall pay an amount in cash equal to the Net Adjustment to Seller. If the Estimated Purchase Price exceeds the Purchase Price, calculated using the Net Adjustment as finally determined pursuant to this Section 3.1, then Seller shall, and Shareholders shall cause Seller to, refund to Buyer an amount in cash equal to the Net Adjustment. Buyer shall have the right to receive such amount from the Escrow Amount if it is not paid by Seller within thirty (30) days after written request for such payment. Any payment pursuant to this Section 3.1(d) shall be made by wire transfer of immediately available funds within five Business Days after the Net Adjustment shall have become final and binding pursuant to this Section 3.1. Notwithstanding any other provision hereof, if, pursuant to Section 3.1, there is a dispute as to the Net Adjustment, Seller and Shareholders, on the one hand, or Buyer, on the other, shall promptly pay to Buyer or Seller, as appropriate, such overall net amounts as are not in dispute, pending final determination of any disputed matters pursuant to this Section 3.1.

Article IV
Representations and Warranties of SELLER AND SHAREHOLDERS

Seller and Shareholders, jointly and severally, represent and warrant to Buyer, as of the date of this Agreement, the following:

Section 4.1            Organization. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Tennessee. Seller has all requisite corporate power and authority to carry on its business as now conducted by it and to own and operate its assets as now owned and operated by it. Seller is not required to be qualified to conduct business in any state or province other than (a) those states or provinces set forth on Schedule 4.1, in which states Seller is duly qualified to do business and in good standing; and (b) such other states where the failure of Seller to be so qualified could not reasonably be expected to have a Material Adverse Effect. The Selling Parties have delivered to Buyer true and correct copies of the Organizational Documents of Seller.

Section 4.2            Authority; Enforceability.

(a)           Seller has the right and corporate power and authority to execute and deliver the Transaction Agreements executed or to be executed by it pursuant to this Agreement, and to perform its obligations thereunder. The Transaction Agreements constitute (or will, when executed and delivered as contemplated herein, constitute) the legally binding obligations of Seller, enforceable in accordance with their respective terms. All requisite corporate action has been taken by Seller and its shareholders to authorize and approve the execution and delivery of the Transaction Agreements, the performance by it of its obligations thereunder and all other acts necessary or appropriate for the consummation of the transactions contemplated by the Transaction Agreements.

(b)           Each Shareholder has the right and power and authority to execute and deliver the Transaction Agreements executed or to be executed by such Shareholder pursuant to this Agreement, and to perform such Shareholder’s obligations thereunder. The Transaction Agreements constitute (or will, when executed and delivered as contemplated herein, constitute) the legally binding obligations of each Shareholder, enforceable in accordance with their respective terms.

(c)           Except as set forth on Schedule 4.2(c), the execution, delivery and performance of the Transaction Agreements by each Selling Party, and the consummation of the transactions contemplated thereby, do not and will not: (i) require the consent, waiver, approval, license or other authorization of any Person (including any spousal consent); (ii) violate any provision of Applicable Law; (iii) contravene, conflict with, or result in a violation of: (1) any provision of Seller’s Organizational Documents; or (2) any resolution adopted by the shareholders or board of directors of Seller; or (iv) conflict with, require a consent or waiver under, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, result in the creation of any Lien pursuant to, any Contract to which a Selling Party is a party or by which any Purchased Assets are bound, in each such case whether with or without the giving of notice, the passage of time or both.

Section 4.3            Capitalization and Subsidiaries.

(a)           All of the shares of capital stock and other equity securities of Seller are owned beneficially and of record by the Shareholders, and represent 100% of the outstanding capital stock or other ownership interests in Seller. There are no other shares of capital stock, equity securities or other ownership interests in Seller or outstanding securities convertible or exchangeable into capital stock, equity securities or other ownership interests in Seller, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require Seller to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock, equity securities or other ownership interests in Seller.

(b)           Seller owns no shares, equity or debt securities or other proprietary or ownership interests, directly or indirectly, in any other Person. Seller has no Contract to issue or acquire any shares, securities or proprietary or ownership interests in any other Person, including any options, warrants, rights of first refusal or other rights to purchase, acquire or subscribe for any such interests.

Section 4.4            Affiliate Transactions. Except as disclosed on Schedule 4.4, (a) neither Seller, nor any of its Related Parties owns (legally or beneficially) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with Seller (including, but not limited to, as a creditor, debtor, customer, distributor, supplier or vendor of, or service provider to, Seller), or (ii) engaged in competition with Seller with respect to the Business and (b) no Related Party of Seller is the counter-party to any Contract with Seller or by which Seller or any of its assets are bound, and, other than the Transaction Agreements, unless otherwise designated by Buyer, any such Contract shall be terminated at or prior to the Closing without Liability to Buyer.

Section 4.5            Financial Reports; No Other Liabilities.

(a)           Attached as Schedule 4.5(a)(i) hereto are copies of the following financial statements of Seller: (i) balance sheets, statements of income, and changes in stockholders’ equity, as of and for the fiscal years ended December 31, 2021, and December 31, 2022 (the “Most Recent Fiscal Year End”); and (ii) unaudited balance sheet, statements of income, and changes in stockholders’ equity (the “Most Recent Financial Statements”) as of and for the one-month period ended January 31, 2023 (the “Most Recent Fiscal Month End”) (collectively, the “Financial Reports”). Except as set forth on Schedule 4.5(a)(ii), such Financial Reports were prepared in accordance with GAAP, consistently applied (GAAP, with such exceptions as are set forth on Schedule 4.5(a)(ii), the “Accounting Principles”); provided, however, that the Most Recent Financial Statements are subject to normal, recurring year-end adjustments (none of which will be material individually or in the aggregate) and lack notes.

(b)           Except as set forth on Schedule 4.5(b), the Financial Reports (i) are true and correct; (ii) present fairly the financial condition, results of operations, changes in equity of Seller as of the date(s) and for the period(s) therein indicated; and (iii) are consistent with the books and records of Seller prepared in the ordinary course of business.

(c)           Since the Most Recent Fiscal Year End, the business of Seller has been conducted in the ordinary course, and there has not been any event that has had a Material Adverse Effect and no event has occurred which could reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 4.5(c), Seller does not have any Liabilities other than: (1) as reflected in the Most Recent Financial Statements; (2) Liabilities incurred since the Most Recent Fiscal Month End in the ordinary course of business consistent with past practice and that are not, in the aggregate, material, and (3) executory obligations under Contracts (and not arising from any breach thereof or default thereunder).

Section 4.6            Books and Records. The books and other records of Seller (other than books and records that pertain to Excluded Assets), all of which have been made available to Buyer, have been maintained in accordance with commercially reasonable business practices, consistently applied, and fairly and accurately provide the basis for the financial position and results of operations set forth in the Financial Reports. All of such books and records are in possession of Seller at the Real Property and will be put into Buyer’s possession at the Closing except those of which are Excluded Assets.

Section 4.7            Legal Actions. Except as set forth in Schedule 4.7, there is no (and has not been, at any time in the preceding three years, any) demand, action, suit, claim, proceeding, complaint, grievance, charge, inquiry, hearing, arbitration or governmental investigation of any nature, public or private (each, a “Proceeding”) pending or to the Knowledge of Seller, threatened by or against Seller, nor is there, to the Knowledge of Seller, any reasonable basis for any such Proceeding.

Section 4.8            Personal Property, Inventory, Title and Sufficiency of Assets and Receivables and Payables.

(a)           Part I of Schedule 4.8(a) lists the Equipment and all other material tangible assets owned by Seller (other than Inventory), and except as disclosed on Part I of Schedule 4.8(a), all such Equipment and tangible assets are located at the Real Property. Part II of Schedule 4.8(a) lists all Equipment and all other material tangible assets leased by Seller, and except as disclosed on Part II of Schedule 4.8(a), all such Equipment and tangible assets are located at the Real Property.

(b)           All Inventory of Seller was produced or acquired by Seller in bona fide, arms-length transactions entered into in the ordinary course of business. Except as set forth on Schedule 4.8(b), no Inventory is held on consignment, or is otherwise subject to any ownership interest of any third party. Except as set forth on Schedule 4.8(b), no items of Inventory have been held for 360 days or more, or are held in quantities materially exceeding the amount of such item sold or consumed, as applicable, in the Business during the 12 calendar months ended prior to the date of this Agreement. Except as set forth on Schedule 4.8(b), Seller does not depend on any single vendor for any material portion of its Inventory, and Seller has not had any difficulty in obtaining Inventory in the preceding 12 months. All finished goods Inventories of Seller are of a quality and quantity which are merchantable and saleable as first quality goods without discounts or allowances (other than generally applicable trade discounts), and all Inventories of raw materials or work-in-process of Seller are of a quality fully usable in the manufacture of first quality finished goods, except for such obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established, which items are listed on Schedule 4.8(b) hereto. The values at which such items of Inventory are recorded on the most recent balance sheet contained in the Financial Reports or, in the case of any Inventories acquired or produced following the date thereof, on the books and records of Seller, reflect the normal Inventory valuation policies of Seller (which policies are consistently applied and include the writing down of or reserving against the value of slow moving or obsolete Inventory and stating Inventories at the lower of cost or market, and in the case of Inventories purchased from third parties, include freight costs).

(c)           Seller owns all right, title and interest in and to the Equipment and tangible assets listed in Part I of Schedule 4.8(a), and all other assets that it owns or purports to own and that are used or held for use by it in the Business, free and clear of any and all Liens, other than Permitted Liens. Seller holds a valid leasehold interest in and to, or valid license or other right to use, all of the Equipment and tangible assets listed in Part II of Schedule 4.8(a), and all other assets of third parties held or used by Seller.

(d)           Except as set forth on Schedule 4.8(d), the tangible assets of Seller are in good working condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are put, and no such assets are in need of replacement or of material maintenance or repair, except for routine maintenance and repair and no such routine maintenance and repair has been deferred within the past 12 months.

(e)           The Purchased Assets are all of the properties, assets and rights (tangible and intangible) used in the conduct of the Business as heretofore conducted by Seller and are sufficient in all material respects for the uninterrupted continuation of the Business (as historically conducted) after the Closing.

(f)            All accounts and notes receivable of Seller represent bona fide, arms-length sales made or services performed in the ordinary course of business or valid claims as to which full performance has been rendered by Seller. No claims, defenses, setoffs or other adjustments with respect to the accounts or notes receivable of Seller are pending or to the Knowledge of Seller threatened, and all such receivables are collectible in the ordinary course of business, subject to any reserves reflected in the Financial Reports. The reserves against the accounts receivable for returns, allowances, chargebacks and bad debts are commercially reasonable and have been determined in accordance with the Accounting Policies.

(g)           The accounts payable of Seller reflected on the Most Recent Financial Statements arose from bona fide transactions in the ordinary course of business, and all such accounts payable have either been paid, are not yet due and payable in the ordinary course of business, or are being contested by Seller in good faith.

Section 4.9            Material Contracts.

(a)           The relevant subsection of Schedule 4.9(a) lists each Material Contract (as defined in Section 4.9(d) below). The Selling Parties have previously made available to Buyer true, correct and complete copies of all such Material Contracts, each as currently in effect.

(b)           Seller has neither breached, violated or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time or both would constitute a breach, violation or default under), nor has Seller received notice alleging that it has breached, violated or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time or both would constitute a breach, violation or default under), any Contract to which it is a party, in each case other than any such breaches, violations or defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To Seller’s Knowledge, no other party obligated to Seller pursuant to a Contract has breached, violated or defaulted under (or taken or failed to take any action that, with the giving of notice, the passage of time or both would constitute a breach, violation or default under) any such Material Contract, in each case other than any such breaches, violations or defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           Except as set forth on Schedule 4.9(c), all of the Material Contracts to which Seller is a party or by which Seller or its assets are bound: (i) were entered into in the ordinary course of business on commercially reasonable terms, with bona fide third parties in arms-length transactions; (ii) are valid and enforceable against Seller and, to Seller’s Knowledge, any counterparty, in accordance with their respective terms; (iii) are in full force and effect; and (iv) will continue to be valid and enforceable and in full force and effect on identical terms following the Effective Time. All such Material Contracts can be fulfilled or performed in accordance with their respective terms in the ordinary course of the Business without undue or unusual material expenditures of money or effort.

(d)           The term “Material Contract” means each Contract to which Seller is a party, or by which Seller or its assets are bound, that:

(i)            involves the expenditure or receipt of more than $50,000 over the remaining term thereof;

(ii)           includes clauses requiring the purchase or sale of minimum quantities (or payment of any amount for failure to purchase or sell any specific quantities) of goods or services, or containing “most favored nations” or similar pricing arrangements;

(iii)          requires Seller to indemnify or hold harmless any other Person, or provides for a guaranty of or by Seller other than pursuant to its standard terms and conditions of sale, as previously provided to Buyer;

(iv)          imposes on any Person any confidentiality, non-disclosure or non-compete obligation or restricts any Person from conducting or engaging in any business or activity in any jurisdiction;

(v)           relates to or provides for the marketing, sale or distribution of products or services (other than bona fide customer purchase orders received in the ordinary course of business consistent with past practices, not in excess of $50,000);

(vi)          relates to any arrangement, agreement or relationship of any kind with any labor union or association, including any collective bargaining agreement;

(vii)         provides for a partnership, joint venture, teaming or similar arrangement pursuant to which Seller shares in the profits or losses of any business with any other Person or is jointly liable with any other Person;

(viii)        provides for or relates to any employment (other than at will arrangements) or consulting relationship with any Person;

(ix)           is between Seller and any Related Party;

(x)            is between Seller and any Governmental Authority or with respect to which any Governmental Authority is the ultimate beneficiary of Seller’s performance;

(xi)           pursuant to which (A) Seller is a lessee or sublessee of or holds, occupies or operates, any real property, or (B) Seller is a lessor or sublessor of, or makes available for use, occupancy or operation by any Person, any Real Property;

(xii)          pursuant to which Seller grants or is granted a license of any Intellectual Property, or receives or is required to pay any royalty or similar payment related to the use or exploitation of any Intellectual Property, other than licenses for any non-customized, off-the-shelf third-party Software which has an annual fee of less than $1,000;

(xiii)         provides for the research, development, design or other creation, discovery or advancement of any Intellectual Property, including any consulting work related thereto;

(xiv)        grants a Lien on any assets of Seller (including under conditional sales, capital leases or other title retention or security devices);

(xv)         grants or increases any severance, continuation, termination or post-termination pay to any officer, manager, member, interest holder, partner, shareholder, director, employee of independent contractor of Seller or any Related Party;

(xvi)        is with any customer or supplier listed on Schedule 4.20; or

(xvii)       extends for a term of more than 12 months from the date hereof (unless terminable by Seller without payment or penalty upon no more than 30 days’ notice).

(e)           As used herein, “Material Bids” means any bids, quotes, or proposals issued by Seller which are still open for acceptance or negotiation and which, if accepted, would result in a Material Contract. Each Material Bid was prepared and submitted by Seller in the ordinary course of business on arms-length terms. No such Material Bid would result in a loss to Seller if accepted in accordance with its terms and executed in accordance with Seller’s standard practice. All representations and warranties made by Seller in connection with any Material Bid were true, correct and complete in all material respects when made and no intervening changes have occurred that would render any such representations or warranties inaccurate or misleading in any material respect.

Section 4.10          Tax Matters.

(a)           Seller has duly and timely filed in the prescribed manner all material Tax Returns required to be filed by it under Applicable Law. All such Tax Returns were true, correct and complete in all material respects. The Selling Parties have heretofore made available to Buyer true, correct and complete copies of all material Tax Returns filed by Seller during the three years prior to the date hereof. All material Taxes due and payable by Seller (whether or not shown on any Tax Return) have been paid and Seller has fully reserved the amount of any Taxes not yet due and payable.

(b)           Seller files Tax Returns solely in the jurisdictions set forth on Schedule 4.10(b). Seller has never received written notice of a claim made by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(c)           There are no Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax when due.

(d)           All Taxes that Seller is or was required by Applicable Law to withhold or collect, including from any amounts paid or owed to any employee, independent contractor, creditor, shareholder, member or other party, have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or other Person or, if not paid, have been appropriately reserved.

(e)           Seller has not entered into any agreements with any Governmental Authority with responsibility for the assessment, imposition or collection of any Tax.

Section 4.11          Applicable Laws and Permits. Schedule 4.11 sets forth (a) a list of all Permits held by Seller, and (b) all orders, writs, injunctions, directives, judgments, decrees, or awards applicable to Seller, its assets, or the Business (collectively, “Orders”). The Selling Parties have previously made available to Buyer true, correct and complete copies of all such Permits and Orders. Except as listed on Schedule 4.11:

(a)           Seller holds all Permits necessary for its activities, each of which is in full force and effect;

(b)           The Business is now being, and during the last three years, has been, conducted, and the assets of Seller are, and during the last three years, have been, owned and operated, in compliance, in all material respects, with all Applicable Laws, Orders and Permits;

(c)           Seller has received no written notice of any alleged violation, breach or default of any Applicable Laws, Orders or Permits. During the last five years, Seller has neither conducted nor initiated an internal investigation nor made a voluntary disclosure to any Governmental Authority with respect to any alleged violation of any Applicable Laws, Orders or Permits; and

(d)           No loss or non-renewal of any material Permit is pending or, to Seller’s Knowledge, threatened (including as a result of the transactions contemplated hereby), and to Seller’s Knowledge, there is no reason to believe any Permit will not be renewed on substantially similar terms upon expiration.

Section 4.12          Certain Changes. Since December 31, 2022, Seller has conducted the Business in all material respects in the ordinary course of business consistent with past practices, and has used commercially reasonable efforts to preserve the Business and its assets. Without limiting the foregoing, except as specifically listed in the relevant subsection of Schedule 4.12, since December 31, 2022, there has not been any:

(a)           event or circumstance that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           damage, destruction or loss (whether or not covered by insurance) that resulted in or could reasonably be expected to result in losses, in the aggregate, of more than $25,000;

(c)           revaluation or write-down of any of assets;

(d)           amendment or termination of any Material Contract other than in the ordinary course of the Business, consistent with past practices;

(e)           material change in accounting principles, methods or practices, or in the manner of keeping books and records, or any change in practices with regard to receivables, payables, sales, reserves, Inventory, or Inventory valuation;

(f)            (i) grant of any severance, continuation or termination pay to any Covered Employee; (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any Covered Employee or any associate of the foregoing; (iii) increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any Covered Employee or any associate of any of the foregoing; (iv) increase in compensation, bonus or other benefits payable or potentially payable to any Covered Employee or any associate of any of the foregoing, other than routine annual increases in compensation consistent with Seller’s past practices; (v) change in the terms of any bonus, pension, insurance, health or other benefit plan applicable to Covered Employees in excess of $20,000 individually or $50,000 in the aggregate; (vi) representation made by Seller outside of the ordinary course of business that Seller would continue to maintain or implement any benefit plan or would continue to employ any Covered Employee after the Closing, or (vii) representation made by Seller that Buyer would continue to maintain or implement any benefit plan or would continue to employ any Covered Employee after the Closing;

(g)           acquisition or disposal of assets (except in bona fide, arms-length transactions entered into in the ordinary course of business consistent with past practice);

(h)           capital expenditures exceeding, individually or for any group of related expenditures, $25,000;

(i)            any initiation, settlement or compromise of any material Proceeding;

(j)            any material change in Seller credit policies, practices or limits, other than changes made with respect to specific customers in the ordinary course of business; or

(k)           agreement to do, either directly or indirectly, any of the things described in the preceding clauses (c) through (j).

Section 4.13          Real Property.

(a)           Schedule 4.13(a) contains a complete and correct list, as of the date of this Agreement, of all real property owned by Seller, together with all buildings and other structures, facilities or improvements located thereon (the “Owned Real Property”). Seller has good and valid title to all the Owned Real Property, free and clear of any Liens, other than Permitted Liens and Permitted Exceptions. Seller has not leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof; and there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property, any portion thereof or any interest therein.

(b)           There is no real property leased by Seller or used or held for use by Seller.

(c)           The Real Property constitutes all of the lots, tracts and parcels of real property owned, occupied, used or held for use by Seller.

(d)           Except as set forth on Schedule 4.13(d), Seller has received no written notice of any material non-recurring Taxes, levies, or assessments with respect to any Real Property or that any thereof is under consideration by any Governmental Authority.

(e)           Since December 31, 2022: (i) no buildings, structures or other Improvements have been erected and no structural additions to existing buildings, structures or other Improvements have been made on any Real Property; and (ii) there has been no fire, flood or other casualty affecting any of the buildings, structural additions or other Improvements on any Real Property.

(f)            Except as set forth on Schedule 4.13(f): (A) none of the Real Property is encroached on in any material respect by any other Person or its operations; (B) to Seller’s Knowledge, there is no basis for any dispute regarding the location of any boundary line of the Real Property; and (C) there is no material encroachment or alleged encroachment by an Improvement or the Business of Seller onto any real property of, or any area subject to any easement held by, any other Person, nor has Seller received any written notice alleging any encroachment or boundary dispute. Seller is not currently, nor has it ever been, in breach in any material respect of the terms of an easement with respect to the Real Property or the conduct of the Business.

(g)           None of the Real Property is subject to any pending or, to Seller’s Knowledge, threatened, condemnation, eminent domain, expropriation or rezoning proceeding. Except as set forth on Schedule 4.13(g), the Real Property and the current use thereof complies with all restrictive covenants and Applicable Laws, including subdivision, municipal, zoning or building ordinances or codes, use and occupancy restrictions, in each case, without reliance on any “grandfather” clauses or exceptions for permitted, non-conforming uses, except where any such non-compliances would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and Seller has received no written notice alleging the contrary. All of the Real Property has permanent and direct access to a dedicated public right of way, and to Seller’s Knowledge there is no pending or threatened termination of such access.

(h)           Seller is not indebted to any contractor, laborer, mechanic, materialman, architect, engineer or any other Person for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Real Property for which any such Person could claim a Lien against the Real Property or any Purchased Assets.

(i)            No portion of the Real Property is located within any Special Flood Hazard Area designated by the U.S. Federal Emergency Management Agency, or in any area designated as a flood plain or in a similar designation by any Governmental Authority; no portion of the Real Property meets the definition of “wetlands” codified at 40 C.F.R. part 230.3(t), or has been similarly designated by any Governmental Authority; and no portion of the Real Property constitutes “wetlands” that have been filled, whether or not pursuant to appropriate Permits.

(j)            No portion of the Real Property is subject to any classification, designation or preliminary determination of any Governmental Authority, or pursuant to any Applicable Law, which would materially restrict the use, development, occupancy or operation of the Real Property in connection with the Business, including any designation or classification as an archeological site, any classification or determination under the U.S. Endangered Species Act or any comparable Applicable Law, or any designation as a historical, heritage or cultural site.

(k)           (i) The Improvements are in good order and repair, ordinary wear and tear expected, and are in good and safe condition, free from material defects; (ii) the Improvements were constructed and completed in compliance with accepted standards of materials and workmanship; (iii) all electrical, plumbing, heating and air conditioning (to the extent existing as of the Effective Time) and exterior drainage systems and equipment, in or on the Real Property are in good condition and working order, and to Seller’s Knowledge, all such services are adequate in accordance with Applicable Laws; (iv) there is no termite or other pest infestation, dry-rot or similar damage affecting any of the Real Property that will require material repairs to any of the Real Property; and (v) there is no subsidence or other soil condition that does or is reasonably likely in the future to materially and adversely affect the use of any of the Real Property in the Business.

(l)            None of the Real Property is subject to any material use, development or occupancy restrictions (except those imposed by applicable zoning and subdivision laws and regulations), Taxes or utility “tap-in” fees (except those generally applicable throughout the tax district in which such Real Property is located), or charges or restrictions, whether existing of record or arising by operation of law, unrecorded or unregistered agreement or the passage of time or otherwise (other than the Permitted Exceptions).

(m)          Seller has previously made available to Buyer true, correct and complete copies of any documents relating to the Real Property reasonably requested by Buyer in Seller’s possession relating to the Real Property.

(n)           Seller has not entered into any service, maintenance, supply, leasing, brokerage, and listing and/or other contracts relating to the Real Property which will be binding upon the Buyer after the Closing, unless otherwise assumed by the Buyer at Closing.

(o)           To Seller’s Knowledge, the Real Property was constructed pursuant to validly issued building permits and fully comply with all applicable zoning, building, fire, health, safety, handicapped persons, environmental, pollution, and use laws, codes, and ordinances, and that certificates of occupancy have been issued for any building and for all leased or leasable areas of the Real Property and there is no actual or, to Seller’s Knowledge, threatened, cancellation or suspension of any certificates of occupancy for any portion of the Real Property.

Section 4.14          Environmental Matters.

(a)           Except as set forth on Schedule 4.14(a), Seller has not, in the last three years: (i) entered into or been subject to any consent decree, compliance order, or administrative order pursuant to applicable Environmental Laws (as hereafter defined) or relating to any Environmental Condition (as hereafter defined); (ii) received any written request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any Environmental Condition (including under the citizen suit provision of any Environmental Law); or (iii) been the subject of, or threatened with, any governmental enforcement action or third party claim under any Environmental Law, and to Seller’s Knowledge there is no basis to believe that any of the above is reasonably likely to be forthcoming.

(b)           Except as set forth on Schedule 4.14(b), Seller has complied, in the last three years, and is presently in compliance with all applicable Environmental Laws, except for any non-compliances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)           Except as set forth on Schedule 4.14(c), Seller has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, recycled, or processed any Hazardous Substances or wastes except, in each case, in compliance in all material respects with all applicable Environmental Laws, and there has been no Release or Threat of Release of any Hazardous Substances (as hereinafter defined) at or in the vicinity of the Real Property (including any location at which Seller previously conducted business).

(d)           Except as set forth on Schedule 4.14(d), in the last three years, Seller has received no written notice of, and to Seller’s Knowledge there is no basis to believe that there is, any Environmental Condition at any off-site location.

(e)           Except as set forth on Schedule 4.14(e), there are no, and have never been any, underground storage tanks present on the Real Property, except for such storage tanks as have been properly closed in accordance with Environmental Laws.

(f)            Except as set forth on Schedule 4.14(f), there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans that could reasonably be expected to: (i) interfere with or prevent continued material compliance with any Environmental Law with respect to the operation of the Real Property or the Business, (ii) give rise to any material Environmental Liability in respect of the Real Property or any location at which Seller previously conducted business, or (iii) otherwise form the basis of any Proceeding against Seller (A) under any Environmental Laws, (B) based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, Release or Threat of Release, of any Hazardous Substance, or (C) resulting from exposure to work place hazards.

(g)           Except as set forth on Schedule 4.14(g), Seller is not required or obligated to make any capital or other expenditure in excess of $25,000 to achieve or remain in material compliance with any Environmental Law nor to Seller’s Knowledge is there any reasonable basis on which any Governmental Authority would take any action that would require any such capital or other expenditure.

(h)           Schedule 4.14(h) lists all reports or tests with respect to compliance of the Real Property or the Business with Environmental Laws or the presence of Hazardous Substances prepared within the preceding five years that are in the possession, custody or control of Seller. The Selling Parties have previously made available to Buyer true, correct and complete copies of all such reports and tests.

(i)            At no time has Seller produced, manufactured, sold or otherwise placed in commerce any product containing asbestos or asbestos-containing material. There are no, and to Seller’s Knowledge, there never have been any, asbestos or asbestos-containing materials present on the Real Property.

(j)            For purposes of this Section 4.14, the following terms shall have the respective meanings set forth below:

(i)            “Environmental Condition” means any condition with respect to the environment (including the air, water, groundwater, surface water and land), whether or not yet discovered, which is likely to or does result in any damage, loss, cost, expense, claim, demand, order or liability to or against any Person by any third party or Governmental Authority, including any condition resulting from the ownership or operation of any asset or real property, the conduct of the Business or any activity or operation formerly conducted by any Person on or off the Real Property or any other location where Seller has conducted business.

(ii)           “Environmental Laws” means any Applicable Law relating to the protection of human health, safety or the environment including: (A) all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, Releases or threatened Releases of Hazardous Substances, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, whether solid, liquid or gaseous in nature; and (B) all requirements pertaining to the protection of the health and safety of employees or the public from exposure to Hazardous Substances or workplace hazards.

(iii)          “Environmental Liabilities” means all Liabilities of a Person, whether such Liabilities are owed to Governmental Authorities, private third parties or otherwise, arising under or relating to any Environmental Law or Environmental Condition.

(iv)          “Hazardous Substance” means any substance: (A) the presence of which requires investigation or remediation under any Environmental Laws; (B) which is defined as a “pollutant,” “hazardous waste” or “hazardous substance” under any Environmental Laws; (C) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated under Environmental Laws; or (D) that is gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs) or asbestos.

(v)           “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the environment.

(vi)          “Threat of Release” means a substantial likelihood of Release that requires action to prevent or mitigate damage to the environment that may result from such Release.

Section 4.15          Employment Matters.

(a)           Schedule 4.15(a) sets forth: (i) all present employees (including any leased or temporary employees) of Seller (the “Employees”) and independent contractors providing services to Seller; (ii) each Employee’s or independent contractor’s current rate of compensation (including bonus opportunity and most recent bonus) and their exempt/non-exempt status; and (iii) each Employee’s accrued vacation, sick leave or personal leave if applicable. Schedule 4.15(a) also names any Employee who is absent from work due to a work-related injury, is receiving workers’ compensation or is receiving disability compensation. Except as set forth on Schedule 4.15(a), there are no unpaid wages, bonuses or commissions (other than those not yet due and which have been accrued in the financial books and records of Seller, and which will be paid as of the Effective Time) owed to any Employee.

(b)           Except as set forth on Schedule 4.15(b), Seller: (i) has not, in the past three years, experienced any organized slowdown, organized work interruption, strike or work stoppage by its employees; (ii) is not a party to, or obligated by, any Contract or otherwise, regarding the rates of pay, working conditions or other terms of employment of any employees; and (iii) is not obligated under any Contract or otherwise to recognize or bargain with any labor organization or union on behalf of any employees.

(c)           In the last three years, (i) neither Seller nor any of its officers, directors, shareholders, or employees has been charged, or threatened with the charge of, any unfair labor practice; (ii) Seller is, and has been, in compliance in all material respects with all Applicable Laws concerning the employer-employee relationship and with all agreements relating to the employment of the Employees, including applicable wage and hour laws, workers’ compensation laws, occupational safety laws, worker eligibility laws, unemployment laws and social security laws; and (iii) no allegations of sexual harassment have been made against any employee, officer, shareholder, or director of Seller, and Seller has not entered into any settlement agreements related to allegations of sexual harassment or misconduct by an employee, officer, shareholder or director of Seller.

(d)           (i) All Employees are employees at-will, terminable on one-month’s notice or less without penalty; and (ii) there are no outstanding agreements or arrangements with respect to severance payments to current Employees or former employees of Seller. Schedule 4.15(d) identifies all former employees of Seller that have suffered an employment loss within the preceding 90 days. No notice required under the Federal Workers Adjustment and Retraining Notification Act (“WARN Act”), or any similar state law has been or will be required of Seller to its employees or former employees by reason of any acts prior to the Closing or by reason of the consummation of the Closing.

(e)           Seller’s records accurately reflect the employment or service histories of its employees, independent contractors, contingent workers and leased employees, including their hours of service, and all such records are maintained in a usable electronic form, and each Person who is classified on such records as an employee or independent contractor is properly classified.

Section 4.16          Employee Benefit Plans.

(a)           Schedule 4.16(a) lists each material Employee Benefit Plan (x) that Seller sponsors, maintains, administers, or has Liability with respect to, or contributes to, or has any obligation to contribute to for the benefit of any Covered Employee, or (y) with respect to which Seller or any ERISA Affiliate has or has had any obligation. Each Employee Benefit Plan has been maintained and operated in compliance with Applicable Laws and with the documents and instruments governing such plan, except where any such non-compliances would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There exists no material employment, consulting, severance, retention, termination, indemnification, change of control, bonus or similar agreements, arrangements or understandings between Seller and any Covered Employee.

(b)           The consummation of the transactions contemplated by this Agreement will not give rise to any Liability for any employee benefits, including Liability for severance pay, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Covered Employee. There have been no previous events or occurrences that have given rise to any Liability for withdrawal liability, including partial withdrawal liability, in respect of the Employee Benefit Plans.

(c)           The Selling Parties have made available to Buyer, with respect to each Employee Benefit Plan, true, correct and complete copies of: (i) the documents embodying the plan, including the current plan documents and documents creating any trust maintained pursuant thereto, all amendments, investment management agreements, administrative service contracts, group annuity contracts, insurance contracts, collective bargaining agreements, the most recent summary plan description with each summary of material modification, if any, and employee handbooks; and (ii) annual reports including Forms 5500, 990 and 1041 for the last three years for the plan or any related trust.

(d)           Each current Employee Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code is so qualified and any trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code, and to Seller’s Knowledge, nothing has occurred or is expected to occur that caused or would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material penalty or Tax Liability.

(e)           Neither Seller, nor any of its ERISA Affiliates, currently maintains, contributes to or participates in, or has at any time, maintained, contributed to, participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any employee pension benefit plan that is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or that is subject to the provisions of Title IV of ERISA.

Section 4.17          Intellectual Property.

(a)           Neither the current use of any Intellectual Property by Seller nor the operation of the Business conflicts with, infringes upon, misappropriates or violates in any material respect any rights of any third party, and Seller has no Liability for past infringement. Seller neither currently is, nor has been during the previous three years, a party to any Proceeding or, to Seller’s Knowledge, threatened Proceeding involving a claim of infringement in connection with any Intellectual Property rights used in or relating to the Business or Seller. There are no facts which indicate a material likelihood of any infringement, misappropriation or violation by, or conflict with, any Person with respect to any Intellectual Property, including any demand or request that Seller license rights from, make royalty payments to, or provide any monetary or non-monetary consideration to any Person in exchange for the use of any Intellectual Property.

(b)           Seller owns the entire right, title and interest in and to, or has a valid license to use (or in connection with the acquisition of Equipment or Inventory, has an implied license to use) the material Intellectual Property used by it, free and clear of all Liens and without payment of any royalty or similar amount or other Liability to any third party, and such Intellectual Property is sufficient for the unimpaired continued operation of the Business by Buyer following the Closing as heretofore conducted by Seller. None of the Intellectual Property owned or used by Seller was developed under any grant associated with, or equipment provided by, any federal, state and/or local Governmental Authority (including any public university). The consummation of the transactions contemplated hereunder will not result in the loss or impairment of, or obligation to pay any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own, use, hold for use, or license any material Intellectual Property as heretofore owned, used, held for use or licensed by Seller in the conduct of the Business.

(c)           Schedule 4.17(c) lists each (i) patent (including any U.S. and non-U.S. patent, utility model, industrial design, design patent, continuation, continuation-in-part, divisional, reissue and reexamination), patent application or invention identified in an invention disclosure, (ii) registered or material unregistered trademark, trade name, service mark or corporate name, and any application to register any of the foregoing, (iii) copyright registration or application for copyright registration, and (iv) domain name registration held by or on behalf of Seller. Schedule 4.17(c) lists all licenses related to the foregoing.

(d)           Except as listed in Schedule 4.17(d), Seller has not used, and does not currently use, any Software for the conduct of the Business, except for such off-the-shelf, non-customized, third party Software as may be readily obtained by license from third party vendors of such Software on reasonable commercial terms at costs similar to those reflected in the Financial Reports.

(e)           No current or former employee or contractor of Seller has any right to payment with respect to Seller’s use of any Intellectual Property. No current or former employee or contractor of Seller has contributed to the conception or development of any Intellectual Property used by Seller.

(f)            Seller has taken reasonable measures to protect the confidentiality of its Intellectual Property and other proprietary information, the value of which is contingent upon maintaining the confidentiality thereof, and of third party confidential information provided to Seller under an obligation of confidentiality, which measures are commercially reasonable in the industry and jurisdictions in which Seller operates. With respect to any trade secret or other proprietary know-how of Seller: (i) the documentation relating to such trade secret or know-how is current, accurate and is sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual; and (ii) such trade secret or know-how has not been used, divulged or appropriated either for the benefit of any Person or to the detriment of the Business.

(g)           Seller has implemented and currently maintain a commercially reasonable security plan which complies in all material respects with all Applicable Laws, including Privacy Laws. Seller is and has been in material compliance with the foregoing security plan.

(h)           Seller has Business Systems sufficient to operate its business as presently conducted. Seller has commercially appropriate disaster recovery plans, procedures and facilities for the Business and Seller has taken all reasonable steps to safeguard and maintain the Business Systems utilized in the operation of the Business as presently conducted. In the last three years, there has not been any unauthorized intrusion, material failure or breakdown, or continued substandard performance with respect to any of the Business Systems that have caused any substantial disruption of or interruption in or to the use of such Business Systems.

(i)            Seller and its employees, agents, Affiliates, independent contractors, subcontractors, suppliers and other representatives (together the “Seller Agents”) and the services they provide (including the software, systems, servers, computers and related equipment used to provide the services) comply in all material respects with the requirements of any agreement between Seller and processors of Payment Card Data and the Payment Card Industry Data Security Standards (including the payment application data security standards) as amended, updated, superseded or replaced from time to time by the PCI Security Standards Counsel (the “PCI Standards”), including with respect to the collection, storage, retention, processing, usage, transmission and destruction of Payment Card Data. Seller uses, and causes Seller Agents to use, Payment Card Data only for assisting in completing card transactions, for fraud control services, or as otherwise specifically permitted in writing by a duly authorized representative of the owner of such Payment Card Data. Seller maintains appropriate business continuity procedures and systems to ensure the security of Payment Card Data and other proprietary information in the event of a disruption, disaster or failure of Seller’s primary data systems that involve a risk to Payment Card Data.

(j)            Seller and the conduct of the Business are in compliance with, and have been in compliance with all Data Security Requirements, in all material respects and there have not been any actual or alleged incidents of data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any information related to the Business or Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, displayed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems, and Seller has not been subject to any claims or received any notices, complaints or investigations relating to any of the foregoing.

Section 4.18          Brokers. Neither Seller, nor any Person acting on behalf of Seller, has incurred any Liability to any Person for any brokerage fees, agent’s commissions or finder’s fees in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.19          Insurance. Schedule 4.19 sets forth a complete and correct list of all insurance policies of any kind currently in force wherein Seller is an insured or beneficiary (the “Insurance Policies”), as well as the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage. Seller has made available to Buyer true, correct and complete copies of such Insurance Policies to Buyer, and all related “loss runs” for the three preceding years. None of the insurers under any of the Insurance Policies has rejected the defense or coverage of any claim purported to be covered by such insurer or has reserved the right to reject the defense or coverage of any claim purported to be covered by such insurer. Seller has no Liability for any retrospective premium adjustments under any present or past insurance policies.

Section 4.20          Significant Customers and Suppliers. Schedule 4.20 lists the twenty (20) largest customers and twenty (20) largest suppliers of Seller, in the aggregate (measured by value of net sales or purchases in each such period, respectively) during the 12-month period ended December 31, 2022, together with the dollar value of sales or purchases, as applicable. Except as set forth on Schedule 4.20, none of such customers or suppliers has terminated, canceled or limited or made any material modification or change in, or diminished the scope of, its business relationship with Seller or threatened to take any of the foregoing actions. Except as set forth in Schedule 4.20, to Seller’s Knowledge, there exists no condition or state of facts involving customers or suppliers of Seller which could reasonably be expected to have a Material Adverse Effect.

Section 4.21          Certain Payments. Neither Seller nor any of its officers, directors, shareholders, or employees, nor any other Person acting on behalf of any of them, has directly or indirectly: (a) made, promised or offered any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment or an improper advantage in securing business, (ii) to pay for favorable treatment or an improper advantage for business secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) in violation of any Applicable Law; (b) established or maintained any fund or asset or caused a payment that has not been accurately and fairly recorded in the books and records of Seller maintained in the ordinary course; or (c) circumvented or breached the internal controls of Seller.

Section 4.22          Products and Services.

(a)           Seller has made available to Buyer true, correct and complete copies of the standard terms and conditions of sale for each of the products or services of the Business (containing applicable guaranty, warranty and indemnity provisions). Except as required by Applicable Law or as described in the Material Contracts, no product manufactured, sold, delivered, designed or produced by, and no service rendered by or on behalf of, Seller is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions.

(b)           Each product manufactured, sold, leased, delivered, designed or produced, and all services rendered by Seller have been in conformity in all material respects with all Applicable Laws and applicable contractual commitments, regulatory requirements and all express written warranties of Seller. Except as set forth in Schedule 4.22(b), in the past five years there has been no, and there is no currently pending or, to Seller’s Knowledge, threatened, Proceeding against Seller: (i) for replacement or repair of any such product, component, or other item manufactured, sold, leased, delivered, designed or produced prior to the Closing by, or service rendered prior to the Closing by or on behalf of, Seller, or other damages in connection therewith, or (ii) arising out of any injury to any individuals or property as a result of the ownership, possession, or use of any product, component, other item or service, and Seller has no Liability (and there is no valid basis for any present or future Proceeding giving rise to any Liability) in connection therewith.

Section 4.23          Performance Bonds. No Contract or project of Seller requires Seller to provide, performance, surety or similar bonds or similar third party assurances.

Section 4.24          PPP Loan. All information submitted to the PPP Lender by Seller in connection with Seller’s application for its PPP Loan, including any borrower application form (and any use of proceeds certification(s) contained therein), Seller’s application for forgiveness of its PPP Loan, and any other supplemental information, were true and correct in all material respects as of the date such information was provided to the PPP Lender, and no such information has changed in any material respect since such date. Except for the PPP Loan, Seller has not applied for, received, claimed or invoked any tax deferral, tax credit, loan, grant or other benefit made available under the CARES Act, including but not limited to any other loan under the Paycheck Protection Program, any Economic Injury Disaster Loan or any Economic Injury Disaster Loan Emergency Advance. Seller’s application for, receipt of, use of its PPP Loan and the forgiveness thereof comply in all material respects with the applicable requirements of the CARES Act.

Section 4.25          Except as set forth on Schedule 4.25, Seller does not have any Debt nor is Seller liable for any Debt of any other Person. There are no personal guaranties provided by either Shareholder for the benefit of any unaffiliated third party to secure or guaranty the Debt, performance or other obligations of Seller, which guaranties are in effect as of the Closing Date.

Article V
Representations and Warranties of BUYER

Buyer represents and warrants to the Selling Parties, as of the date of this Agreement, the following:

Section 5.1            Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Tennessee.

Section 5.2            Authority; Enforceability. Buyer has the right, corporate power and authority to execute and deliver the Transaction Agreements to which Buyer is, or will be, a party, and to perform its obligations thereunder. The Transaction Agreements to which Buyer is a party constitute the legally binding obligations of Buyer, enforceable in accordance with their respective terms. The execution, delivery and performance of the Transaction Agreements by Buyer, and the consummation of the transactions contemplated thereby, do not and will not: (a) require the consent, waiver, approval, license or other authorization of any Person; (b) violate any provision of Applicable Law applicable to Buyer; (c) contravene, conflict with, or result in a violation of: (i) any provision of the Organizational Documents of Buyer; or (ii) any resolution adopted by the board of directors of Buyer; or (d) conflict with, result in the termination of any provisions of, constitute a default under, accelerate any obligations arising under, trigger any payment under, or otherwise adversely affect, any material contract to which Buyer is a party, which, as to each of (a) through (d), would materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein or to perform its obligations under the Transaction Agreements to which Buyer is a party. All requisite corporate action has been taken by Buyer authorizing and approving the execution and delivery by Buyer of the Transaction Agreements to which Buyer is or will be a party, the performance by Buyer of its duties and obligations thereunder, and the taking of all other acts necessary and appropriate for the consummation of the transactions contemplated thereby.

Section 5.3            Financing; Non-Contravention; Litigation.

(a)           Buyer has adequate financial resources to consummate the transaction contemplated hereunder.

(b)           The execution, delivery and performance by Buyer of this Agreement and of the other Transaction Agreements to which Buyer is or will be a party and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority.

(c)           There is no action, suit, proceeding, arbitration or investigation pending or, to the knowledge of Buyer, threatened against Buyer that would reasonably be expected to materially and adversely affect Buyer’s ability to timely perform its obligations under this Agreement.

Section 5.4            Brokers. Buyer has not incurred any Liability to any Person for any brokerage fees, agent’s commissions or finder’s fees in connection with the execution or delivery of this Agreement or the transactions contemplated hereby.

Article VI
Covenants of the Parties

Section 6.1            Confidentiality.

(a)           From and after the Closing, the Selling Parties shall not, and each will cause its respective representatives not to, directly or indirectly, use or disclose (other than to or on behalf of Buyer) any Confidential Information of or relating to the Purchased Assets or the Business. This Section 6.1(a) shall survive the Closing and shall continue indefinitely; provided, however, that the restrictions in this Section 6.1(a) shall terminate on the fifth (5th) anniversary of the Closing with respect to any Confidential Information that does not then constitute a trade secret under Applicable Law. Nothing in this Section 7.1 shall be construed to limit or supersede the common law of torts or statutory or other protection of trade secrets where such law provides Buyer with greater or longer protection than provided in this Section 6.1.

(b)           For purposes of this Agreement, “Confidential Information” means any and all technical, business and other information of or relating to the Purchased Assets or the Business that derives value, actual, potential, economic or otherwise, from not being generally known to other Persons, including technical or non-technical data, compositions, devices, methods, techniques, drawings, inventions, processes, financial data, financial plans, product plans, lists of, or information relating to, actual or potential customers or suppliers, acquisition and investment plans and strategies, marketing plans, business plans or operations of the Business. Confidential Information includes (i) information of third parties relating to the Business that Seller is obligated to or does keep or treat as confidential; and (ii) any information or records made available to either Shareholder pursuant to Section 3.1.

(c)           The obligations set forth in Section 6.1(a) shall not apply to any information that the Selling Parties can demonstrate: (i) has become generally available after the Closing Date to the public through no act or omission of any Selling Party and without violation of this Agreement, or any other confidentiality obligation of any Selling Party; (ii) was independently developed by the Selling Parties after the Closing without the use of or reference to Confidential Information; or (iii) is required to be disclosed by subpoena or other mandatory legal process, provided that the Selling Parties shall promptly give Buyer notice of any request or demand for disclosure of such Confidential Information upon receipt of such request or demand along with a copy of any written correspondence, pleading or other communications concerning the request or demand, and shall use reasonable efforts to obtain, and upon request, provide reasonable cooperation should Buyer seek to obtain, an appropriate protective order.

Section 6.2            Covenant Not to Compete.

(a)           Each of the Selling Parties, during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), hereby agrees that he shall not, and shall not permit any entity that is directly or indirectly controlled by him to, directly or indirectly, except on behalf of Buyer, for any reason, for his or its own account, or on behalf of, or together with or through, any other Person, directly or indirectly:

(i)            own, control, manage, or participate in the ownership, control or management of, or render services or advice to, or lend its or his name to, any business that is engaged in, or that it or he reasonably should know is undertaking to become engaged in, in whole or in part, the manufacture, distribution, sale or servicing, in each case in or into North America (the “Territory”), of any Product sold or offered for sale, or serviced, by Seller as of the date hereof or any other product that is identical to or a reasonable substitute for any such Product;

(ii)           solicit or assist in the solicitation of, any Person having an office or conducting business anywhere within the Territory, and to which Seller sold, provided, or solicited to sell any Product, in each case during the two-year period ending on the Closing Date, for the purposes of selling or soliciting to sell any Product or any other product that is identical to or a reasonable substitute for any such Product, or otherwise interfere with the relationship between Buyer and any such Person to which Seller sold, provided, or solicited to sell any Product during the two-year period ending on the Closing Date;

(iii)          solicit or assist in the solicitation of, any Person employed or engaged by Seller prior to the Effective Time and employed or engaged by Buyer following the Closing in any capacity (as an employee, independent contractor or otherwise) to terminate such employment or other engagement, whether or not such employment or engagement is pursuant to a contract and whether or not such employment or engagement is at will, or otherwise interfere with the relationship between Buyer and any Person employed or engaged by Buyer in the Business; or

(iv)          knowingly or intentionally damage or destroy the goodwill and esteem of Buyer in the Business, with any suppliers, employees, patrons, customers, or others who may at any time have or have had relations with Buyer or Seller in the Business.

(b)           The parties agree that, notwithstanding the foregoing, it shall not be a breach of this Section 6.2(a)(i) for a Selling Party to own, directly or indirectly, up to an aggregate of two percent (2%) of any class of publicly traded securities of any Person engaged in any of the activities described in Section 6.2(a)(i), so long as such securities are held as a passive investment.

(c)           Although the parties have, in good faith, used their best efforts to make the provisions of Section 6.1 and Section 6.2 reasonable in terms of geographic area, duration and scope of restricted activities in light of Seller’s business activities, and it is not anticipated, nor is it intended, by any party hereto that a court of competent jurisdiction or arbitral tribunal would find it necessary to reform the provisions hereof to make them reasonable in terms of geographic area, duration or otherwise, the parties understand and agree that if a court of competent jurisdiction or arbitral tribunal determines it necessary to reform the scope of Section 6.1 and Section 6.2 or any part thereof in order to make it binding and enforceable, such provision shall be considered divisible in all respects and such lesser scope as any such court or arbitral tribunal shall determine to be reasonable shall be effective, binding and enforceable.

(d)           Because of the difficulty in measuring economic losses that may be incurred by Buyer as a result of any breach by any Selling Party of any of the covenants contained in Section 6.1 or Section 6.2(a), and because of the immediate and irreparable damage that would be caused to Buyer for which it would have no other adequate remedy, the Selling Parties agree that, without limiting any other remedies available at law or in equity, Buyer shall be entitled to an injunction or restraining order to enforce the provisions of Section 6.1 or Section 6.2(a) against any Selling Party that breaches or threatens to breach any provisions of Section 6.1 or Section 6.2(a), in each case without the need to post a bond or other security. In the event of any violation of the provisions of Section 6.1 or Section 6.2(a), each Selling Party acknowledges and agrees that the Restricted Period shall be extended by a period of time equal to the period of such violation; it being the intention of the parties hereto that the running of the Restricted Period shall be tolled during any period of such violation.

(e)           The parties hereto each agree that Section 6.1 and Section 6.2(a) impose reasonable restraints on the Selling Parties in light of the activities and the Business as conducted and planned to be conducted on the date hereof, the current business and future business plans of Buyer, and the consideration to be received by the Selling Parties pursuant to this Agreement.

(f)            The parties hereby agree that Section 6.1 and Section 6.2 are material and substantial parts of the transactions contemplated hereby.

Section 6.3            Employees of the Business.

(a)           At the Closing, all Employees of shall be made available by Seller under and pursuant to the Transition Services Agreement. On or prior to the Transfer Date (as defined in the Transition Services Agreement), Buyer shall make offers of employment to all Employees pursuant to and in accordance with the terms of the Transition Services Agreement, for such positions to be determined by Buyer and pursuant to terms and conditions determined by Buyer. The active participation by all Hired Employees (as defined in the Transition Services Agreement) in the Employee Benefit Plans of Seller will cease as of their separation from employment with Seller. Buyer will not assume or continue, and will have no Liability to the Hired Employees or any other Person under or with respect to, any of the Employee Benefit Plans of Seller.

(b)           Seller shall pay or shall cause to be paid all Hired Employees or their dependents for all amounts due to such employees or their dependents, through the Closing Date, including amounts due as wages or salary, on account of severance, health claims, bonus, retirement plan contributions, accrued vacation or personal leave, and other benefits through the Closing Date, when and as the same become due, and Seller shall cause to be made all required contributions to any Employee Benefits Plan on behalf of the employees of the Business in respect of all periods through the Closing Date.

(c)           “Continuation Coverage” shall be provided by the parties hereto pursuant to the requirements of Section 4980B of the Code and the regulations thereunder.

Section 6.4            Consents; Failure to Obtain Consents. Notwithstanding anything to the contrary set forth herein, this Agreement shall not constitute an assignment or attempt to assign or transfer any interest in any Contract or Permit otherwise included in the Purchased Assets, or any claim, right or benefit arising thereunder or resulting therefrom, if such assignment or transfer is without the consent of a third party and would constitute a breach or violation thereof or materially adversely affect the rights of Buyer, the Purchased Assets or the Business. Until all such consents are obtained, Seller and Buyer shall cooperate and shall use their respective commercially reasonable efforts to enter into such arrangements designed to fulfill Seller’s obligations thereunder and to afford Buyer the continued full benefits thereof. Seller shall hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 6.4.

Section 6.5            Transition Cooperation.

(a)           Seller agrees to cooperate with Buyer to facilitate the transfer of all utilities servicing the Business or the Real Property into Buyer’s name, including the transfer of any telephone numbers, electrical service, water and sewage.

(b)           Following the Closing, Buyer may receive and open all mail addressed to Seller received at the Real Property, and, to the extent that such mail and the contents thereof relate to the Business, the Purchased Assets or the Assumed Obligations, deal with the contents thereof at its discretion. From and after the Closing, Seller shall promptly forward or cause to be forwarded to Buyer any mail received by Seller that relates to the Business, the Purchased Assets, or the Assumed Obligations. From and after the Closing, Buyer shall promptly forward or cause to be forwarded to Seller any mail received by Buyer that relates to the Excluded Assets or the Excluded Liabilities.

(c)           Promptly following the Closing, Seller shall take all actions reasonably requested by Buyer or any registrar or social media platform to transfer ownership and full control of the domain names and any social media accounts included in the Purchased Assets (including https://southhydcyl.com) to Buyer. Seller shall from time to time, and without cost to Buyer, reasonably cooperate in facilitating the transfer to Buyer of the domain names and social media accounts with such registrar(s) or social media platform(s) and will follow the rules designated thereby to effect such transfer, including reasonably responding to any communications from such registrar(s) or social media platform(s) confirming the transfer of the domain names or social media accounts to Buyer’s ownership and administrative control.

(d)           As promptly as reasonably practicable following the Closing, and in any event not later than 30 days following the Closing, Seller shall take all actions reasonably necessary to: (i) change the corporate name of Seller to delete the name “Southern Hydraulic Cylinder” or any derivative thereof, (ii) change Seller’s registered office addresses and principal place of business to a location other than the Real Property, and (iii) to file appropriate notices of such changes with any applicable Governmental Authorities.

Section 6.6            Waiver of Bulk Sales Compliance. The parties hereby waive compliance with the bulk sales or similar laws of any applicable jurisdiction.

Section 6.7            Further Assurances. From time to time, after the Closing, the parties will execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may reasonably be necessary or requested by another party in order to consummate, evidence or implement expeditiously the transactions contemplated by this Agreement.

Section 6.8            Public Announcements. Unless otherwise required by applicable Law or stock exchange rule (which requirements with respect to Buyer shall be determined by Buyer in consultation with its counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; provided that, for the avoidance of doubt, following the date of this Agreement, routine notifications by Buyer or Seller to customers, suppliers and other third parties having dealings with Seller or the Business will not require prior consent of the other party.

Section 6.9            Accounts Receivable. Seller hereby grants to Buyer, from and after the Closing, the power, right and authority, coupled with an interest, to receive, endorse, cash, deposit, and otherwise deal with, in the name of Seller, any checks, drafts, documents and instruments evidencing payment of any notes, accounts receivable or other payment rights included in the Purchased Assets and that are payable to, payable to the order of, or endorsed in favor of Seller or any agent thereof. Seller agrees promptly to endorse and pay over or cause to be endorsed and paid over to Buyer, without deduction or offset, the full amount of any payment received by it after the Closing in respect of goods sold or services rendered as part of the Business or other payment rights included in the Purchased Assets, and shall hold any such amount in trust for Buyer pending such payment.

Section 6.10          Surveys and Title Insurance. As a condition of its obligation to proceed with the Closing, Buyer shall have received ALTA policies of title insurance issued by Hatcher Title and Escrow Agency, Inc. (the “Title Company”) with respect to each parcel of Real Property, or irrevocable or unconditional binders to issue the same (“Title Policies”), in the amount of the value of such insured Real Property that (a) is dated, or updated to, the Closing Date, (b) insures, or commits to insure, Buyer’s good and indefeasible title in fee simple to each parcel of Real Property, with extended coverage over the standard exceptions (“Standard Endorsement”), (c) free and clear of all Liens except Permitted Liens, and (d) contains, at Buyer’s option, such other endorsements and affirmative coverages as required by Buyer (“Special Endorsements”), including to the extent available, zoning, access, single assessed parcel, and comprehensive endorsements. Each updated survey for each parcel of Real Property (collectively, the “Surveys”) shall be prepared in accordance with the 2005 Minimum Standard Detail Requirements for ALTA/ASCM Land Title Surveys by a surveyor acceptable to Buyer. The premium for each of the Title Policies, with the Standard Endorsement and any Special Endorsements and the cost of the Surveys, shall be paid by Buyer. Seller agrees to provide such documentation or other information as the title insurance companies may require to (i) satisfy all the requirements set forth on Schedule B, Section I of the title commitments issued in connection with the Title Policies, and (ii) remove all standard exceptions set forth on Schedule B, Section II of the title commitments issued in connection with the Title Policies.

Section 6.11          Tail Policies. Prior to the date hereof, Seller has purchased discontinued products liability insurance coverage for a period of three years after the Closing Date, in effect immediately prior to the Closing Date, and has amended Seller’s existing product liability policies to provide that (a) all premiums paid under such policies are deemed to be “fully earned”, and (b) Buyer and Parent are named as additional insureds thereunder (such insurance coverage, the “Discontinued Products Liability Policy”). At the Closing, Buyer shall reimburse Seller for one-half of the total amount of the premiums and related fees paid by Seller in connection with the issuance of the Discontinued Products Liability Policy. Following the Closing, neither Seller nor any of the Seller Indemnitors shall amend, modify, terminate or waive any provision in or of the Discontinued Products Liability Policy Coverage without the prior written consent of Buyer.

Article VII
Taxes and Related Matters

Section 7.1            Books and Records; Access. The parties agree to retain or cause to be retained all books and records pertinent to the Purchased Assets or the Business until the applicable period for assessment of Taxes under Applicable Law has expired, and to furnish each other access thereto as is reasonably necessary for the filing of any Tax Return, the preparation for any Tax audit, the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment relating to the Purchased Assets or the Business. For a period of seven years after Closing, the parties agree to give each other reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if so requested, shall allow another party to take possession of such books and records.

Section 7.2            Additional Tax Matters.

(a)           Buyer will pay all transfer, documentary, sales, use, stamp, registration, recording, vehicle registration, title, real estate transfer and other such Taxes and governmental fees (including any penalties and interest), as applicable, incurred in connection with the transactions contemplated by this Agreement. The parties will cooperate to the extent reasonably necessary to make such filings or returns as may be required. The parties will cooperate with each other and use their reasonable commercial efforts to minimize the Taxes attributable to the transfer of the Purchased Assets, subject to Applicable Law.

(b)           Notwithstanding anything herein to the contrary and without duplication of amounts reflected in the Net Working Capital at Closing, any ad valorem Taxes imposed on the Purchased Assets and other periodic expense items such as utilities and similar expenses with respect to the Purchased Assets that relate to a period beginning before the Closing Date and ending after the Closing Date shall be apportioned as of Closing such that Seller shall be liable for (and shall reimburse Buyer to the extent that Buyer shall pay) that portion of such Taxes and other expense items relating to, or arising in respect of, periods through the Closing Date and Buyer shall be liable for (and shall reimburse Seller to the extent Seller shall have paid) that portion of such Taxes and other expense items relating to, or arising in respect to, periods after the Closing Date. All amounts to be prorated will, to the extent reasonably feasible, be taken into account on the Settlement Statement. To the extent the amounts of any such proratable items are not finally known at the Closing, appropriate settlement will be made within 30 days after the amount of any such item is finally known.

Section 7.3            Allocation of Purchase Price. The parties agree that the Purchase Price and the Assumed Obligations (plus any other relevant items) will be allocated to the Purchased Assets in a manner consistent with Section 1060 of the Code and the regulations promulgated thereunder, based upon the fair market values of such assets (the “Purchase Price Allocation”) as set forth in Schedule 7.3 hereof. Buyer shall, within 30 days after the final determination of the Net Adjustment pursuant to Section 3.1, provide Seller with a proposed adjustment to the allocation (the “Proposed Allocations”) of the Purchase Price and the Assumed Obligations (and other relevant items). The Proposed Allocations will be prepared in accordance with the applicable provisions of the Code. The Proposed Allocations will become final and binding on the parties unless Seller gives Buyer written notice of objection to the Proposed Allocations within 30 days after Buyer gives Seller the Proposed Allocations. If Seller timely objects to the Proposed Allocations then Buyer and Seller shall negotiate in good faith to agree on any changes to the Purchase Price Allocations, and if they are unable to agree on final Purchase Price Allocations within 30 days, the Independent Accounting Firm shall resolve the dispute. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Once finally determined pursuant to the above, the Proposed Allocations shall be the “Final Allocation Schedule”. Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Final Allocation Schedule, and no party shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Final Allocation Schedule pursuant to this Section, unless required to do so by Applicable Laws.

Article VIII
Indemnification

Section 8.1            Agreement to Indemnify.

(a)           Subject to this Article VIII, the Seller Indemnitors, jointly and severally, agree to indemnify, defend and hold harmless Buyer and its Affiliates and their respective successors, officers, directors, employees, representatives and agents (collectively, the “Buyer Indemnitees”) from, against and in respect of any and all Losses incurred by any Buyer Indemnitee arising out of or as a result of:

(i)            any inaccuracy or misrepresentation in or breach of any representation or warranty made in Article IV or the corresponding Schedules;

(ii)           any breach by any Selling Party of any covenant contained in this Agreement or in any other Main Transaction Agreement;

(iii)          any Excluded Liabilities; or

(iv)          any and all Proceedings, fees and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnification.

(b)           Buyer agrees to indemnify, defend and hold harmless the Seller Indemnitors from, against and in respect of any and all Losses incurred by them:

(i)            arising out of or as a result of any inaccuracy or misrepresentation in or breach of any representation or warranty made in Article V of this Agreement or the corresponding Schedules;

(ii)           arising out of or as a result of any breach by Buyer of any covenant contained in this Agreement or in any other Main Transaction Agreement;

(iii)          arising out of or as a result of the failure of Buyer to perform or discharge any Assumed Obligations;

(iv)          to the extent arising solely out of, or solely as a result of, the conduct of the Business or the ownership of the Purchased Assets by Buyer after the Effective Time; or

(v)           arising out of or as a result of any and all Proceedings, fees and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnification.

Section 8.2            Indemnification Procedures.

(a)           If any Buyer Indemnitee or Seller Indemnitor (each, an “Indemnitee”) learns of a potential claim with respect to any matter for which the Indemnitee intends to seek indemnification against the Selling Indemnitors or Buyer (each, an “Indemnitor”) under this Article VIII, then such Indemnitee will notify Seller (on behalf of the Selling Parties) or Buyer thereof, as applicable, pursuant to Section 9.1, in each case within 30 days thereafter, such notice to state the nature and basis of any claim made by the third party; provided that, no delay on the part of an Indemnitee in giving such notice will relieve the applicable Indemnitor from any obligation hereunder unless, and then solely to the extent that, the Indemnitor is demonstrably prejudiced thereby. In the event the Indemnitor notifies the Indemnitee within 30 days after the date such Indemnitee has given notice of the matter that the Indemnitor will indemnify the Indemnitee in respect of such matter, then the Indemnitor may, at the Indemnitor’s sole cost and expense, by notice to the Indemnitee within such 30-day period, assume the defense of such matter on behalf of the Indemnitee. If the Indemnitor assumes the defense of such matter, (i) Indemnitor will defend the Indemnitee against the matter with counsel of the Indemnitor’s choice reasonably satisfactory to the Indemnitee, (ii) the Indemnitee may retain separate counsel at its sole cost and expense, and (iii) the Indemnitor will not consent to the entry of a judgment or consent order with respect to the matter, or enter into any settlement, without the written consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed. If the Indemnitor does not assume the defense of such matter, (1) the Indemnitee may defend against the matter in any manner it reasonably may deem appropriate, and with counsel of its choice, and without prejudice to its indemnification rights hereunder, and (2) the Indemnitor may retain separate counsel and participate in such matter at its sole cost and expense. Notwithstanding anything to the contrary in the foregoing, if defendants in any action include any Indemnitee and any Indemnitor, and any Indemnitee shall have been advised by its counsel that there may be material legal defenses available to such Indemnitee inconsistent with those available to any Indemnitor, or if a conflict of interest exists between any Indemnitee and any Indemnitor with respect to such claim or the defense thereof, or if Seller’s control of such defense would reasonably be expected to have a material adverse effect on the Business, then in any such case, the Indemnitee shall have the right to control or re-assume such defense through its own counsel, and in such event (or in the event that the Indemnitor does not timely assume or diligently pursue the defense of such matter as provided above) the reasonable fees and expenses of the Indemnitee’s counsel shall be borne by the Indemnitors and shall be paid by them from time to time within 20 days of receipt of appropriate invoices therefor.

(b)           In the event that an Indemnitee notifies the Indemnitor, of any claim for indemnification hereunder that does not involve a third party claim, such Indemnitor shall, within 30 days after the date of such notice, pay to the Indemnitee the amount of Losses payable pursuant to this Section 8.2 and shall thereafter pay any other Losses payable pursuant to this Section 8.2 and arising out of the same matter on demand, unless the Indemnitor disputes in writing such Indemnitor’s Liability for, or the amount of, any such Losses within such 30-day period, in which case such payment shall be made as provided above in respect of any matters or amounts not so disputed and any Losses in respect of the matters so disputed shall be paid within five Business Days after any determination (by agreement of such Indemnitee and the Indemnitor) that such Indemnitor is liable therefor pursuant to this Section 8.2.

(c)           For purposes of determining the amount of Losses to which an Indemnitee is entitled under this Article VIII, each of the representations and warranties that contain any qualifications as to materiality or “Material Adverse Effect” (or any correlative terms) shall be deemed to have been given as though there were no such qualifications.

Section 8.3            Survival of Representations, Warranties and Covenants.

(a)           Except as otherwise provided in this Section 8.3, all representations and warranties contained herein, and the right to assert claims hereunder in respect thereof, shall survive the Closing (and the delivery of any other Transaction Agreement) and shall expire on the 18-month anniversary of the Closing Date.

(b)           Notwithstanding Section 8.3(a) above, the representations and warranties made in Sections 4.1 (Organization), 4.2 (Authority; Enforceability), 4.3 (Capitalization and Subsidiaries), 4.8(c) (Title to Assets), 4.10 (Tax Matters), 4.11 (Applicable Laws and Permits), 4.14 (Environmental Matters), 4.16 (Employee Benefit Plans), 4.18 (Brokers), 5.1 (Organization) and 5.2 (Authority; Enforceability), and 5.4 (Brokers) (collectively, the “Fundamental Representations”), and claims for Fraud, and the right to assert claims hereunder in respect thereof, shall survive the Closing (and the delivery of any other Transaction Agreement) and shall survive for the longest period allowed by Applicable Law.

(c)           Notwithstanding anything to the contrary herein, the survival period in respect of any alleged or actual breach of a representation or warranty in this Agreement, or any related claim, shall be extended automatically to include any time period necessary to resolve a claim for indemnification that was asserted by the giving of notice in accordance with Section 9.1 and this Article VIII before expiration of such survival period, but not resolved and shall not expire unless otherwise specifically provided prior to its expiration. Liability for any such item shall continue until such claim shall have been finally settled, decided or adjudicated, and the parties waive any defense based on any statute of limitations or repose with respect to any such matter. Under no circumstances shall the fact that Losses are still being or may in the future be incurred be a basis for postponing or delaying satisfaction of any Indemnitee’s right to be indemnified in respect of indemnifiable Losses that have already been incurred.

(d)           Notwithstanding anything herein to the contrary, all covenants, agreements or obligations contained in this Agreement shall survive the Closing (and the delivery of any other Transaction Agreement) in accordance with their respective terms and conditions, or if not so stated, indefinitely.

Section 8.4            Limitations.

(a)           The Seller Indemnitors shall not have any obligation to indemnify any Buyer Indemnitee with respect to Losses pursuant to Section 8.1(a)(i) unless the aggregate amount of all such Losses exceeds $75,000.00 (the “Deductible”), at which point the Seller Indemnitors will indemnify the Buyer Indemnitees for all such amounts in excess of such Deductible. The maximum aggregate liability of the Seller Indemnitors with respect to Losses pursuant to Section 8.1(a)(i) shall not exceed ten percent (10%) of the Purchase Price, and the aggregate amount of all Losses for which the Seller Indemnitors shall be liable pursuant to Section 8.1(a) shall not exceed the Purchase Price. Notwithstanding the foregoing, this Section 8.4(a) shall not apply to (i) inaccuracies or misrepresentations in or breaches of the Fundamental Representations (other than the representations and warranties contained in Section 4.14 (Environmental Matters) and Section 4.16 (Employee Benefit Plans)), or (ii) Fraud.

(b)           Buyer shall not have any obligation to indemnify Seller with respect to Losses pursuant to Section 8.1(b)(i) unless the aggregate amount of all such Losses exceeds the Deductible, at which point Buyer will indemnify Seller for all such amounts in excess of the Deductible. Notwithstanding the foregoing, this Section 8.4(b) shall not apply to (i) inaccuracies or misrepresentations in or breaches of the Fundamental Representations or (ii) Fraud.

(c)           The Indemnitees shall not be entitled to indemnification under this Agreement to the extent such Loss was taken into account in the determination of the Net Adjustment hereunder if doing so would result in double counting, but only to the extent of the amount so taken into account.

(d)           Notwithstanding anything contained herein to the contrary, each Shareholder shall only be liable under Section 8.1(a) up to and including such Shareholder’s pro-rata portion based on such Shareholder’s ownership in the Seller immediately prior to the Closing.

(e)           In no event shall any Indemnitor be liable to any Indemnitee for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, except to the extent any such damages or other amounts are awarded to a third party.

(f)           Payments by an Indemnitor in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnitee in respect of any such claim, less any costs incurred related to premiums or expenses in connection with obtaining such insurance proceeds. The Indemnitor shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any indemnifiable Losses.

(g)           Notwithstanding anything herein to the contrary, any claim by a Buyer Indemnitee for indemnification under Section 8.1(a) against or with respect to any of the Buchanan Family Group shall be made as follows:

(i)            The Buyer Indemnitees shall first seek indemnification from the Co-Personal Representatives of the Estate.

(ii)           If the Estate has been closed, the Buyer Indemnitees shall seek indemnification from the Co-Trustees of the Trust. If the Estate is closed during the pendency of such claim, the claim shall, without the need for further action on the part of the Buyer Indemnitees, and effective immediately upon the closing of the Estate, be transferred to and made against the Trust.

(iii)          If the Trust has been terminated, the Buyer Indemnitees shall seek indemnification from the Trust Beneficiaries: namely, Barbara Jennings Buchanan, John William Buchanan, and Stephanie Paige Buchanan Zabo. If the Trust is terminated during the pendency of such claim, the claim shall, without the need for further action on the part of the Buyer Indemnitees, and effective immediately upon the termination of the Trust, be transferred to and made against the Trust Beneficiaries (namely, Barbara Jennings Buchanan, John William Buchanan, and Stephanie Paige Buchanan Zabo).

(h)           Notwithstanding anything herein to the contrary, payment due hereunder for any claim by a Buyer Indemnitee for indemnification under Section 8.1(a) against or with respect to any the Buchanan Family Group shall be made as follows:

(i)            If the Estate has not been closed, the Co-Personal Representatives of the Estate shall cause such payment to be made by the Estate.

(ii)           If the Estate has been closed, the Estate has insufficient assets for such payment, or such payment is not made by the Estate within five (5) Business Days after such payment is due, the Co-Trustees of the Trust shall cause such payment to be made by the Trust.

(iii)          If the Trust has been terminated, the Trust has insufficient assets for such payment, or such payment is not made by the Trust within five (5) Business Days after such payment is due from the Trust, the Trust Beneficiaries (namely, Barbara Jennings Buchanan, John William Buchanan, and Stephanie Paige Buchanan Zabo), shall make or cause such payment to be made to the Buyer Indemnitee.

Section 8.5            Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law.

Section 8.6            Escrow.

(a)           Subject to the limitations set forth in this Article VIII, within three Business Days after a Buyer Indemnitee becomes entitled to payment of indemnification for any claim for indemnification under Section 8.1: (i) if there are funds remaining in the Escrow Account, Buyer and Seller shall execute and deliver a joint written instruction to the Escrow Agent to make such payment to the Buyer Indemnitee out of the Escrow Amount; and (ii) if the Escrow Amount has been fully reserved in respect of pending claims, exhausted or otherwise released in accordance with this Agreement and the Escrow Agreement, any Losses not otherwise satisfied pursuant to Section 8.6(a)(i), shall be satisfied by payment of all sums due and owing from the Selling Parties to the Buyer Indemnitee by wire transfer of immediately available funds to an account or accounts designated in writing by the Buyer Indemnitee.

(b)           Except as otherwise provided in this Article VIII, payment for any Losses suffered by any Buyer Indemnitee or the Seller Parties pursuant to this Article VIII shall be made (i) when the Buyer Indemnitee and Seller (if the Indemnitee is a Buyer Indemnitee), or Buyer and the Seller Parties (if the Indemnitee is a Seller Party) resolve the related claim for indemnification and agree on the amount of such Losses, or (ii) when the amount of Losses is finally adjudicated.

(c)           On the date that is three Business Days after the 12-month anniversary of the Closing Date (the “Release Date”), Buyer and Seller shall, by joint written instruction, direct the Escrow Agent to release to Seller the remaining amounts in the Escrow Account minus the aggregate amount of Losses that are the subject of unresolved claims made by Buyer Indemnitees pursuant to this Article VIII. To the extent that any amount has been reserved and withheld from distribution from the Escrow Account on the Release Date on account of an unresolved claim for indemnification and, subsequent to the Release Date, such claim is resolved, Buyer and Seller shall, within three Business Days thereafter, by joint written instruction, direct the Escrow Agent to release (i) to the Buyer Indemnitee(s) the amount of Losses, if any, due in respect of such claim as finally resolved, and (ii) to Seller an amount equal to the excess, if any, of the amount theretofore reserved and withheld from distribution in respect to such claim over the payment, if any, made pursuant to the foregoing clause (i).

Section 8.7            Exclusive Remedy. Buyer and the Selling Parties acknowledge and agree that, after the Closing, except in cases of Fraud, the indemnification provisions in this Article VIII shall be the sole and exclusive remedy of Buyer and the Selling Parties with respect to the transactions contemplated by this Agreement regardless of the legal theory under which such liability or obligation may be sought to be imposed. Nothing in this Section 8.7 shall prevent or prohibit a party from seeking and/or obtaining specific performance, injunctive or other equitable relief.

Article IX
Miscellaneous

Section 9.1            Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given: (i) if personally delivered, when so delivered; (ii) if mailed, five Business Days after having been sent by first class, registered or certified U.S. mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (iii) if given by email, once such notice or other communication is transmitted to the email address specified below, provided that (A) no “delivery failure” notification is received, and (B) if such email is sent after 5:00 p.m. local time at the physical location of the intended recipient as shown below, or is sent on a day other than a Business Day, such notice or communication shall be deemed given as of 9:00 a.m. local time at such location on the next succeeding Business Day; or (iv) if sent through a nationally-recognized overnight delivery service that guarantees next day delivery, the Business Day following its delivery to such service in time for next day delivery:

If to Seller or Miller:

F. Stephen Miller

P.O. Box 56

Decatur, Tennessee 37322

with a copy, which shall not constitute notice, to:

Miller & Martin PLLC

The Volunteer Building

832 Georgia Avenue, Suite 1200

Chattanooga, Tennessee 37402

Attn:	W. Scott McGinness, Esq. April F. Holland, Esq.
Email:	scott.mcginness@millermartin.com april.holland@millermartin.com

If to the Buchanan Family Group:

John Buchanan

295 Goodwin Road NW

Cleveland, TN 37312

jwilbuc675@yahoo.com

Paige Buchanan Zabo

2919 Kensington Street

Athens, TN 37303

paige@unitedwaymm.com

with a copy, which shall not constitute notice, to:

Ginger Wilson Buchanan Law Office

423 Broad Street NW

P.O. Box 1083

Cleveland, Tennessee 37364-1083

Attn: Ginger Wilson Buchanan, Esq.

gbuchanan@gwblo.com

If to Buyer:

VAC, Inc.

c/o Miller Industries, Inc.

8503 Hilltop Drive

Ooltewah, Tennessee 37363-6841

Attn: General Counsel

Email: fmadonia@millerind.com

with a copy, which shall not constitute notice, to:

Kilpatrick Townsend & Stockton LLP

Suite 2800

1100 Peachtree Street, N.E.

Atlanta, Georgia 30309-4530

Attn:	David A. Stockton, Esq. Justin B. Heineman, Esq.
Email:	dstockton@kilpatricktownsend.com jheineman@kilpatricktownsend.com

Any Person entitled to notice may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth, provided such notice shall be effective only upon actual receipt.

Section 9.2            Amendments; No Waivers.

(a)           Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Shareholders, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.3            Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with the negotiation and execution of this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided that any administration fees and expenses of the Escrow Agent shall be paid one-half by Buyer and one-half by Seller. This Section 9.3 shall survive any termination of this Agreement.

Section 9.4            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No Selling Party may assign or delegate this Agreement or any of its respective rights, interests or obligations hereunder without the prior written approval of Buyer. Buyer may assign or delegate its rights under this Agreement (including the right to acquire the Purchased Assets at the Closing) to (a) one or more Affiliates of Buyer, (b) any purchaser of all or substantially all or any substantial part of Buyer’s business or a specific line of Buyer’s business (by merger, sale or assets or otherwise), or (c) collaterally to a lender in connection with any bona fide financing. Any assignment or delegation in breach of this Section 9.4 shall be null and void; provided, however, that the Estate will transfer the proceeds from the sale of the Purchased Assets to the Trust and upon such transfer the Estate shall assign its rights and obligations under this Agreement to the Trust (including its obligations under Article VIII hereof, which shall, by executing an appropriate joinder to this Agreement, assume said rights and obligations; thereupon, the Estate shall be fully released from all obligations, liabilities, rights and responsibilities arising out of or related to this Agreement.

Section 9.5            Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person. Signatures transmitted electronically by portable document format (pdf) file or facsimile shall be binding for all purposes hereof.

Section 9.6            Entire Agreement. This Agreement (including the Schedules referred to herein that are hereby incorporated by reference and the other Transaction Agreements) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.

Section 9.7            Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by an arbitral tribunal or court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect if, but only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

Section 9.8            Construction. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. A disclosure on one Schedule relates only to the Sections of the Agreement that reference such Schedule, and not to any other Schedule or Section of the Agreement, unless expressly so stated, or a cross-reference is made from one Schedule to another Schedule, or to the extent the content or context of such disclosure makes the relevance of such disclosure to another Section of the Schedules apparent on its face. Each party having participated in the negotiation and preparation of this Agreement and having been represented by counsel of its choosing, there shall be no presumption that any ambiguities herein be construed against any particular party. The relationship of the parties hereunder shall be that of independent contractors, and not of fiduciaries, joint venturers, partners or agents. Whenever this Agreement refers to the delivery of a copy of a document, such reference shall be construed to refer to a true, correct and complete copy of such document, as the same may have been extended, amended or supplemented. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not simply mean “if”. References to Sections or Schedules, refer to Sections of, or Schedules to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any reference in this Agreement to gender shall include all genders including the neuter, and words imparting the singular number only shall include the plural and vice versa.

Section 9.9            Third Party Beneficiaries. Except with respect to indemnification of the Indemnitees, no provision of this Agreement shall be deemed to create any third party beneficiary rights in any Person, including any employee or former employee of Seller or any beneficiary or dependent thereof.

Section 9.10          Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of Tennessee without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee. In furtherance of the foregoing, the internal law of the State of Tennessee shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

Section 9.11          Consent to Jurisdiction. SUBJECT TO THE PROVISIONS OF SECTION 3.1 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCLUSIVELY IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF TENNESSEE (THE “CHOSEN COURTS”), AND, SOLELY WITH RESPECT TO ANY SUCH ACTION (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION IN THE CHOSEN COURTS, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 9.1.

Section 9.12          Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.13          Guaranty by Parent.

(a)           Parent hereby unconditionally and irrevocably guarantees to Seller Parties the punctual payment of all payment obligations and punctual performance of all of (i) Buyer’s covenants and agreements under this Agreement and each Transaction Agreement to which Buyer is a party, in each case when and if such payment obligations, covenants, and agreements shall become due and performable according to the terms of this Agreement, or any Transaction Agreement (the “Guaranteed Obligations”). If Buyer fails to perform or pay when due any Guaranteed Obligation, after any applicable cure periods, as and when provided for in this Agreement or any Transaction Agreement, then, without the necessity or the requirement for any Seller Party to pursue or exhaust its recourse against Buyer, Parent will perform or pay or cause to be performed or paid such Guaranteed Obligation promptly upon written demand. Parent shall cause Buyer to comply with its obligations this Agreement and any Transaction Agreement to which it is a party, as applicable.

(b)           The liability and obligations of Parent under this Section 9.13 will not be released, discharged, limited or otherwise affected by: (i) any assignment of this Agreement or any other Transaction Agreement; (ii) any renewal, extension, substitution or other change in, or discontinuance of, the terms relating to the Guaranteed Obligations, or by any agreement to grant any extensions of time or any other indulgences or concessions to Buyer; (iii) any limitation of status or power, incapacity or other circumstance relating to Buyer, including any bankruptcy, insolvency, winding-up, dissolution, liquidation, arrangement, restructuring or other creditors’ proceedings involving or affecting Buyer; or (iv) any reorganization, amalgamation or other change in the existence of Buyer.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER:

VAC, INC.

By:	/s/ William G. Miller II
Name: William G. Miller II
Title: President

PARENT:

MILLER INDUSTRIES, INC.

By:	/s/ William G. Miller II
Name: William G. Miller II
Title: President and Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

SELLER:

SOUTHERN HYDRAULIC CYLINDER, INC.

By:	/s/ F. Stephen Miller
Name: F. Stephen Miller
Title: President

SHAREHOLDERS:

/s/ F. Stephen Miller
F. Stephen Miller

THE ESTATE OF WILLIAM M. BUCHANAN

By:	/s/ Stephanie Paige Buchanan Zabo
Co-Personal Representative

By:	/s/ John William Buchanan
Co-Personal Representative

TRUST:

WILLIAM MOULTON BUCHANAN REVOCABLE TRUST DATED DECEMBER 3, 2009

By:	/s/ Stephanie Paige Buchanan Zabo
Co-Trustee

By:	/s/ John William Buchanan
Co-Trustee

TRUST BENEFICIARIES:

/s/ Barbara Jennings Buchanan
Barbara Jennings Buchanan

/s/ John William Buchanan
John William Buchanan

/s/ Stephanie Paige Buchanan Zabo
Stephanie Paige Buchanan Zabo

[Signature Page to Asset Purchase Agreement]